UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.___)

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VIR BIOTECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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VIR BIOTECHNOLOGY, INC.

499 Illinois Street, Suite 500

San Francisco, California 94158

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 20, 2020

Dear Stockholder:

You are cordially invited to attend the 2020 Annual Meeting of Stockholders of Vir Biotechnology, Inc., a Delaware corporation (the “Company”). The meeting will be held on May 20, 2020 at 10:00 a.m. local time at our offices located at 499 Illinois Street, Suite 500, San Francisco, CA 94158* for the following purposes:

1. To elect the Board of Directors’ three nominees for director named herein to hold office until the 2023 Annual Meeting of Stockholders.

2. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020.

3. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the annual meeting is March 27, 2020. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Howard Horn

Secretary

San Francisco, California

April 6, 2020

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy card that may be mailed to you, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

* We are sensitive to the public health and travel concerns our management, directors and stockholders may have regarding the evolving COVID-19 pandemic and the related protocols that federal, state and local governments may impose. As a result, while we intend to hold the meeting in person, we may decide to hold the meeting in a different location or solely by means of remote communication (i.e., a virtual-only meeting). Please retain the control numbers from your proxy card so that you can access the meeting if it is converted to a virtual-only meeting. Any such change will be announced via a press release that will be filed as additional soliciting material with the Securities and Exchange Commission as soon as reasonably practicable before the meeting.

VIR BIOTECHNOLOGY, INC.

499 Illinois Street, Suite 500

San Francisco, California 94158

PROXY STATEMENT

FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 20, 2020

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (sometimes referred to as the “Board”) of Vir Biotechnology, Inc. (sometimes referred to as “we,” “us,” “our,” the “Company” or “Vir”) is soliciting your proxy to vote at the 2020 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on April 8, 2020 to all stockholders of record entitled to vote at the annual meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after April 18, 2020.

How do I attend the annual meeting?

The meeting will be held on Wednesday, May 20, 2020 at 10:00 a.m. local time at our offices located at 499 Illinois Street, Suite 500, San Francisco, CA 94158. Directions to the annual meeting may be found at www.vir.bio. Information on how to vote in person at the annual meeting is discussed below.

Please note that while we intend to hold the meeting in person at the location set forth above, we are sensitive to the public health and travel concerns our management, directors and stockholders may have regarding the evolving COVID-19 pandemic and the related protocols that federal, state and local governments may impose. As a result, we may decide to hold the meeting in a different location or solely by means of remote communication (i.e., a virtual-only meeting). Please retain the control numbers from your proxy card so that you can access the meeting if it is converted to a virtual-only meeting. Any such change will be announced via a press release that will be filed as additional soliciting material with the SEC as soon as reasonably practicable before the meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 27, 2020 will be entitled to vote at the annual meeting. On this record date, there were 109,803,505 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 27, 2020, your shares were registered directly in your name with Vir’s transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the proxy card that may be mailed to you or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 27, 2020 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Proposal 1: Election of the Board’s three nominees for director named herein to hold office until the 2023 Annual Meeting of Stockholders; and
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Proposal 2: Ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.
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To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered to you and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-800-690-6903 and follow the recorded instructions. You will be asked to provide our number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time, on May 19, 2020 to be counted.

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To vote through the internet, go to www.proxyvote.com and follow the on-screen instructions to complete an electronic proxy card or scan the QR code on your proxy notice with your smartphone. You will be asked to provide our number and control number from the Notice. Your internet vote must be received by 11:59 p.m., Eastern Time, on May 19, 2020 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Vir. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the close of business on March 27, 2020.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the annual meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal 1 without your instructions, but may vote your shares on Proposal 2 even in the absence of your instruction.

If you a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the three nominees for director and “For” the ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to our Secretary at 499 Illinois Street, Suite 500, San Francisco, California 94158.
•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 9, 2020, to Attn: Secretary, 499 Illinois Street, Suite 500, San Francisco, California 94158. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must do so between January 20, 2021 and February 19, 2021. You are also advised to review our Bylaws, which contain additional requirements relating to advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes, and for the proposal to ratify the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for Proposal 2 and will have the same effect as “Against” votes. Broker non-votes will be counted towards the presence of a quorum but will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

For the election of directors, the three nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome.

To be approved, Proposal 2, ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 109,803,505 shares outstanding and entitled to vote. Thus, the holders of 54,901,754 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Proposal 1

Election of Directors

Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

Our Board of Directors currently consists of nine members. There are three directors in Class I, whose term of office expires at the Annual Meeting: Kristina Burow, Robert More and Vicki Sato, Ph.D. Ms. Burow and Mr. More were previously elected to our Board by our stockholders and Dr. Sato was appointed to our Board by our then current Board of Directors. Ms. Burow and Mr. More have been nominated for re-election and Dr. Sato has been nominated for election at the Annual Meeting. Proxies may not be voted for a greater number of persons than the number of nominees named in this proxy statement. Ms. Burow, Mr. More and Dr. Sato are each current directors and were each recommended for election to the Board as Class I directors at the Annual Meeting by the Nominating and Corporate Governance Committee of the Board. Each nominee for director is to be elected at the Annual Meeting to serve for a three-year term until our 2023 Annual Meeting of Stockholders, and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. It is our policy to encourage directors and nominees for director to attend the Annual Meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Accordingly, the three nominees receiving the most “For” votes (among votes properly cast at the Annual Meeting or by proxy) will be elected. If no contrary indication is made, shares represented by executed or authenticated proxies will be voted “For” the election of the three nominees named above or, if any nominee becomes unavailable for election as a result of an unexpected occurrence, “For” the election of a substitute nominee designated by our Board of Directors. Each nominee has agreed to serve as a director if elected and we have no reason to believe that either nominee will be unable to serve.

The Nominating and Corporate Governance Committee seeks to assemble a Board of Directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. The Nominating and Corporate Governance Committee also seeks to attain diversity and balance among directors of race, gender, geography, thought, viewpoints, and backgrounds. To those ends, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board of Directors’ overall composition, with the goal of recruiting members who complement and strengthen the skills of other members through diversity and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board of Directors. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director/nominee that led the Nominating and Corporate Governance Committee to believe that that nominee should continue to serve on the Board. However, each of the members of the Nominating and Corporate Governance Committee may have a variety of reasons why they believe a particular person would be an appropriate nominee for the Board of Directors, and these views may differ from the views of other members.

The following is a brief biography of each nominee, each director whose term will continue after the annual meeting and each of our executive officers.

Nominees for Election for a Three-Year Term Expiring at the 2023 Annual Meeting

Kristina Burow, 46, has served as a member of our Board of Directors since December 2016. Ms. Burow has served as Managing Director with ARCH Venture Partners since November 2011 and previously held positions of increasing responsibility at ARCH from August 2002 to November 2011. Ms. Burow also currently serves on the Board of Directors of the following companies: Gossamer Bio, Inc., a public biopharmaceutical company, Vividion Therapeutics, Inc. (“Vividion”), a biotechnology company, Lycera Corp., a biopharmaceutical company, BlackThorn Therapeutics, Inc., a biopharmaceutical company, Metacrine, Inc., a biotechnology company, Scholar Rock Holding Corporation, a public biotechnology company, Unity Biotechnology, a public biotechnology company, Beam Therapeutics Inc., a biotechnology company, Pretzel Therapeutics, Inc., a biotechnology company, Rome Therapeutics, Inc., a biotechnology company, Boragen, Inc., an agtechnology company, AgBiome Inc., a biotechnology company, and Sienna Biopharmaceuticals, Inc., a public pharmaceutical company. She previously was a co-founder and member of the Board of Directors of Receptos, Inc., a public pharmaceutical company, prior to its acquisition by Celgene Corporation, and of Sapphire Energy, Inc., an energy company. Ms. Burow has participated in a number of other ARCH portfolio companies including Kythera Biopharmaceuticals, Inc., a biotechnology company acquired by Allergan plc, and Ikaria Inc., a biotechnology company acquired by Madison Dearborn Partners LLC. Prior to joining ARCH, Ms. Burow was an associate with the Novartis BioVenture Fund in San Diego and an early employee at the Genomics Institute of the Novartis Research Foundation. Ms. Burow received her B.S. in Chemistry from the University of California, Berkeley, an M.A. in Chemistry from Columbia University and an M.B.A. from the University of Chicago.

Our Nominating and Corporate Governance Committee and Board of Directors believe Ms. Burow is qualified to serve on our Board of Directors due to her extensive experience serving on the Board of Directors of clinical-stage biotechnology companies and her investment experience in the life sciences industry.

Robert More, 52, has served as a member of our Board of Directors since September 2016. Since October 2016, Mr. More has served as Managing Director of Alta Partners, a venture capital firm. From July 2013 to May 2015, Mr. More served as Senior Advisor for the Bill & Melinda Gates Foundation and led its Global Health Venture Initiative. He served as a General Partner of venture capital firms Frazier Healthcare Ventures and Domain Associates from September 2008 to June 2013 and from June 1996 to July 2008, respectively. Mr. More currently serves on the board of directors of Sienna Biopharmaceuticals, Inc., a public pharmaceutical company. He also currently serves on the board of directors of the following private companies: Affinivax, Inc., a biotechnology company, eGenesis, a biotechnology company, Qihan Biotech, a biotechnology company, Sirenas, LLC, a biotechnology company, Tyra Biosciences, Inc., a biotechnology company, and as an advisor on Liquiglide, Inc. a biotechnology company. Mr. More previously served on the board of directors of the following public companies: Achaogen, Inc., a biopharmaceutical company, Carticept Medical, Inc., a medical device company, Cartiva, a medical device company, Neothetics Inc., a pharmaceutical company, Glaukos Corporation, a medical technology company, and IntraLase Corp., a medical device company acquired by Advanced Medical Optics in 2007. He also previously served on the board of directors of the following life sciences companies: ESP Pharma, Inc., Proxima Therapeutics, Inc., NovaCardia, Inc., Esprit Pharma, Inc. and Oceana Therapeutics, Inc. Mr. More was a founding member of the board of directors of the Kauffman Fellows Program and previously served on the board of directors of One Revolution and The Foundation for Innovative New Diagnostics (FIND). Mr. More currently serves on one of the governing boards of the Biotechnology Innovation Organization (BIO). He received his B.S. in Biology from Middlebury College and an M.B.A. from the Darden School of Business Administration at the University of Virginia.

Our Nominating and Corporate Governance Committee and Board of Directors believe that Mr. More is qualified to serve on our Board of Directors due to his experience serving on the Board of Directors of clinical-stage biotechnology companies, his extensive experience as a director of public companies and his investment experience in the life sciences industry.

Vicki Sato, Ph.D., 71, has served as Chairman of our Board of Directors since December 2016. She was a professor of management practice at Harvard Business School from September 2006 to July 2017 and was a professor in the Department of Molecular and Cell Biology at Harvard University from July 2005 until October 2015. Previously, she served as President of Vertex Pharmaceuticals, Inc. (“Vertex”), a publicly-traded biotechnology company, which she joined in 1992. Prior to becoming President of Vertex, she was the Chief Scientific Officer and Senior Vice President of Research and Development. Prior to joining Vertex, Dr. Sato served as Vice President of Research at Biogen. Dr. Sato is a member of the board of directors of the following public companies: Bristol Myers Squibb Company, BorgWarner, Inc., Denali Therapeutics, Inc., and Syros Pharmaceuticals, Inc. Dr. Sato received her A.B. in Biology from Radcliffe College and her A.M. and Ph.D. in Biology from Harvard University. She conducted her postdoctoral work at both the University of California, Berkeley and Stanford Medical Center.

Our Nominating and Corporate Governance Committee and Board of Directors believe Dr. Sato is qualified to serve on our Board of Directors due to her experience as a senior executive and as a director of several life sciences companies, and because of her knowledge of our industry.

The Board of Directors Recommends

A Vote “For” Each Named Nominee.

Directors Continuing in Office Until the 2021 Annual Meeting

Robert Nelsen, 56, has served as a member of our Board of Directors since April 2016. Mr. Nelsen co-founded ARCH Venture Partners in 1986 and has served as a Managing Director since 1994. Mr. Nelsen has served on the board of directors of Denali Therapeutics, Inc. since May 2015, Unity Biotechnology, Inc. since November 2011 and Karuna Therapeutics, Inc. since August 2018, each a public biotechnology company, and currently serves on the board of directors of a number of private companies. Mr. Nelsen previously served on the board of directors of a number of public biotechnology companies, including Agios Pharmaceuticals, Inc. from 2007 to June 2017, Fate Therapeutics, Inc. from 2007 to June 2014, Syros Pharmaceuticals, Inc. from 2012 to June 2018, Sage Therapeutics, Inc. from 2013 to March 2016, Juno Therapeutics, Inc. from 2013 to March 2018 (until it was acquired by Celgene Corporation), Bellerophon Therapeutics, Inc. from February 2014 to November 2015, Sienna Biopharmaceuticals, Inc. from October 2015 to September 2018 and Gossamer Bio, Inc. from January 2018 to December 2018 (prior to its initial public offering). He previously served as a trustee of the Fred Hutchinson Cancer Research Institute and the Institute for Systems Biology, and was a member of the board of directors of the National Venture Capital Association. Mr. Nelsen received an M.B.A. from the University of Chicago and a B.S. from the University of Puget Sound with majors in Economics and Biology.

Our Nominating and Corporate Governance Committee and Board of Directors believe that Mr. Nelsen is qualified to serve on our Board of Directors due to his venture capital experience in the biotechnology industry.

Robert Perez, 55, has served as a member of our Board of Directors since January 2017. Mr. Perez has been an Operating Partner at General Atlantic, a global growth equity firm, since January 2019, the Executive Chairman and member of the board of directors of Akili Interactive Labs, Inc. since 2017, the founder and Chairman of Life Science Cares, a non-profit organization, since 2016, and was the founder and Managing Partner at Vineyard Sound Advisors, LLC, a biopharmaceutical consulting firm, from March 2015 to December 2018. He previously served as Chief Executive Officer of Cubist Pharmaceuticals, Inc. (“Cubist”), a public pharmaceutical company, from January 1, 2015 until Cubist was acquired by Merck later that month. Mr. Perez joined Cubist in 2003 as Senior Vice President, Sales and Marketing, and served as Executive Vice President and Chief Operating Officer from 2007 to 2012 and President and Chief Operating Officer from 2012 to December 2014. Prior to joining Cubist, Mr. Perez held positions of increasing responsibility at Biogen from 1995 to 2003, most recently as Vice President of Biogen’s CNS business unit. Mr. Perez previously held various sales and marketing positions at Zeneca Pharmaceuticals. Mr. Perez has been a director of AMAG Pharmaceuticals, Inc., a public pharmaceutical company, since January 2009, Zafgen, Inc. a public biopharmaceutical company, since September 2015, and Spark Therapeutics, Inc., a public gene therapy company, since January 2018. In addition, Mr. Perez has served as a director of ImmusanT, Inc., a biotechnology company, since April 2018. Mr. Perez also currently serves as a member of the Board of Trustees at the Dana-Farber Cancer Institute, Inc. Mr. Perez was a member of the board of directors of Cidara Therapeutics, Inc., a public biotechnology company, from March 2015 to June 2018, Flex Pharma, a public biotechnology company, from September 2015 to January 2018, Cubist from April 2014 to January 2015 and Unum Therapeutics Inc., a public biopharmaceutical company, from March 2018 to June 2019. Mr. Perez received his B.S. from California State University, Los Angeles and an M.B.A. from the Anderson Graduate School of Management at the University of California, Los Angeles.

Our Nominating and Corporate Governance Committee and Board of Directors believe Mr. Perez is qualified to serve on our Board of Directors due to his expertise and experience as an executive in the pharmaceutical industry and his board experience provide him with the qualifications and skills to serve on our Board of Directors.

Phillip Sharp, Ph.D., 75, has served on our Board of Directors since January 2017. Dr. Sharp has been an institute professor at MIT since 1999. Prior to that, he led MIT’s Department of Biology from 1991 to 1999 before assuming the directorship of the McGovern Institute from 2000 to 2004. Much of Dr. Sharp’s scientific work has been conducted at MIT’s Center for Cancer Research (now the Koch Institute), which he joined in 1974 and directed from 1985 to 1991. Dr. Sharp is the winner of the 1993 Nobel Prize in Physiology or Medicine. Dr. Sharp is a member of the board of directors of Alnylam Pharmaceuticals, Inc. and Syros Pharmaceuticals, Inc., each a publicly traded biopharmaceutical company. From 1982 to 2009, Dr. Sharp served as a director of Biogen, which he co-founded in 1978. Dr. Sharp earned his B.A. from Union College (Kentucky) and his Ph.D. in Chemistry from the University of Illinois, Urbana-Champaign. He completed his postdoctoral training at the California Institute of Technology.

Our Nominating and Corporate Governance Committee and Board of Directors believe Dr. Sharp is qualified to serve on our Board of Directors due to his scientific expertise and his experience as a director of a publicly traded company.

Directors Continuing in Office Until the 2022 Annual Meeting

Dipchand (Deep) Nishar, 51, has served as a member of our Board of Directors since August 2017. Since June 2015, Mr. Nishar has worked for SoftBank Investment Advisors and currently serves as Senior Managing Partner. From January 2009 to October 2014, Mr. Nishar served in various roles with LinkedIn Corporation, most recently as Senior Vice President, Products and User Experience. From August 2003 to January 2009, Mr. Nishar served in various roles with Google Inc., most recently as the Senior Director of Products for the Asia-Pacific region. Mr. Nishar has served on the board of directors of Guardant Health, Inc. since October 2018, and previously served on the board of directors of Tripadvisor, Inc. from September 2013 to June 2019 and the board of directors of OPower, Inc. from August 2013 to June 2016. Mr. Nishar received his M.B.A. with highest honors (Baker Scholar) from Harvard Business School, his M.SEE from the University of Illinois, Urbana-Champaign, and his B.Tech with honors from the Indian Institute of Technology.

Our Nominating and Corporate Governance Committee and Board of Directors believe that Mr. Nishar is qualified to serve on our Board of Directors due to his extensive background in the technology industry and his investment activities in the life science sector.

Saira Ramasastry, 44, has served as a member of our Board of Directors since September 2019. Ms. Ramasastry has served as Managing Partner of Life Sciences Advisory, LLC since April 2009, a company that she founded to provide strategic advice, business development solutions and innovative financing strategies for the life sciences industry. Ms. Ramasastry also serves on the Industry Advisory Board of the Michael J. Fox Foundation for Parkinson’s Research, and as business and sustainability lead for the European Prevention of Alzheimer’s Dementia consortium. From August 1999 to March 2009, Ms. Ramasastry was an investment banker with Merrill Lynch & Co., Inc. where she helped establish the biotechnology practice and was responsible for origination of mergers and acquisitions, strategic and capital markets transactions. Prior to joining Merrill Lynch she served as a financial analyst in the mergers and acquisitions group at Wasserstein Perella & Co., an investment banking firm, from July 1997 to September 1998. Ms. Ramasastry currently serves on the board of directors of the following public companies: Sangamo Therapeutics Inc., Cassava Sciences, Inc., Innovate Biopharmaceuticals, Inc., and Glenmark Pharmaceuticals, Ltd.  Ms. Ramasastry will step down from the board of directors of Innovate Biopharmaceuticals, Inc. in connection with its proposed merger with RDD Pharma Ltd., which is expected to close early in the second quarter of 2020. Ms. Ramasastry previously served on the board of directors of Repros Therapeutics Inc. from March 2013 until it was acquired by Allergan plc in January 2018. Ms. Ramasastry received her B.A. in economics with honors and distinction and an M.S. in management science and engineering from Stanford University, as well as an M. Phil. in management studies from the University of Cambridge where she is a guest lecturer for the Bioscience Enterprise Programme. Ms. Ramasastry is also a Health Innovator Fellow of the Aspen Institute and a member of the Aspen Global Leadership Network.

Our Nominating and Corporate Governance Committee and Board of Directors believe Ms. Ramasastry is qualified to serve on our Board of Directors due to her extensive experience in global healthcare investment banking and strategic advisory consulting in the life sciences industry.

George Scangos, Ph.D., 71, has served as our President and Chief Executive Officer and as a member of our Board of Directors since January 2017. From July 2010 to December 2016, Dr. Scangos served as Chief Executive Officer and as a member of the board of directors of Biogen Inc. (“Biogen”), a publicly traded biopharmaceutical company focused on the treatment of serious diseases. From October 1996 to July 2010, Dr. Scangos served as President and Chief Executive Officer of Exelixis, Inc., a drug discovery and development company. From 1993 to 1996, Dr. Scangos served as President of Bayer Biotechnology, where he was responsible for research, business development, process development, manufacturing, engineering and quality assurance of Bayer Biotechnology’s biological products. Before joining Bayer Biotechnology in 1987, Dr. Scangos was a Professor of Biology at Johns Hopkins University. Dr. Scangos has served as a member of the board of directors of various publicly traded companies, including: Exelixis, Inc., since 1996; Agilent Technologies, Inc., a life sciences, diagnostics and applied chemical analysis company, since 2014; and Anadys Pharmaceuticals, Inc., a biopharmaceutical company, from 2003 to 2010. Dr. Scangos served as Chair of PhRMA in 2016, and as the Chair of the California Healthcare Institute in 2010. He was a member of the board of directors of the Global Alliance for TB Drug Development from 2006 until 2010. Dr. Scangos currently serves on the Board of Trustees of Cornell University and the Board of Overseers of the University of California, San Francisco. Dr. Scangos received his B.A. in Biology from Cornell University and a Ph.D. in Microbiology from the University of Massachusetts.

Our Nominating and Corporate Governance Committee and Board of Directors believe Dr. Scangos is qualified to serve on our Board of Directors due to his extensive training as a scientist, significant knowledge and experience in the biotechnology, healthcare and pharmaceutical industries, and the perspective and experience he brings as our President and Chief Executive Officer.

Executive Officers

Set forth below is biographical information for each of our executive officers other than Dr. Scangos, whose biographical information is set forth above.

Howard Horn, 43, has served as our Chief Financial Officer since March 2017. Prior to joining us, Mr. Horn served Biogen as its Vice President, Business Planning from June 2015 to October 2016, where he led Biogen’s resource allocation processes across all functions and regions. From October 2013 to June 2015, Mr. Horn served as Biogen’s Vice President, Strategic Corporate Financing, where he led Biogen’s corporate capital allocation processes. Mr. Horn previously held positions of increasing responsibility as a consultant in the Pharmaceutical and Medical Products Practice at McKinsey & Company, from 2004 to 2013, and as an equity research analyst in the Life Sciences group at UBS Group AG, from 1999 to 2002. Mr. Horn received his B.A. in Economics from Princeton University and his M.B.A. from the Wharton School of the University of Pennsylvania.

Michael Kamarck, Ph.D., 69, has served as our Chief Technology Officer since June 2017. From September 2013 to May 2017, Dr. Kamarck served as a principal for Willow Creek Biotech Consulting, where he provided consulting services in the field of biotechnology technical operations for numerous large and small companies. From March 2014 to December 2014, Dr. Kamarck served as interim head of the Therapeutic Monoclonal Antibodies organization at Sanofi, where he led the integration and reorganization of the biotechnology assets of Sanofi and Genzyme. From December 2009 until March 2012, Dr. Kamarck served as President of Merck BioVentures and as Senior Vice President of Vaccines and Biologics Manufacturing at Merck & Co., Inc. (“Merck”). From May 2001 to October 2009, he held various senior executive positions at Wyeth Pharmaceuticals, Inc. (“Wyeth”), including President, Technical Operations and Product Supply and was responsible for global technical operations for all of the Wyeth businesses. Dr. Kamarck also served as a member of the Wyeth Management Committee. Prior to Wyeth, he was employed by Bayer AG for 17 years in a variety of technical and leadership capacities. Dr. Kamarck previously served on the board of directors of public companies Omni Bio Pharmaceutical, Inc. and Unilife Corporation, from January 2013 to June 2015 and July 2016 to October 2017, respectively. Dr. Kamarck received his B.A. from Oberlin College, his Ph.D. from Massachusetts Institute of Technology (“MIT”), and was a Leukemia Society Fellow at Yale University.

Phil Pang, M.D., Ph.D., 45, has served as our Chief Medical Officer since December 2018. Prior to that, Dr. Pang served as our Senior Vice President, Development, from September 2017 to December 2018. From December 2016 to September 2017, Dr. Pang served as our Vice President, Clinical. From January 2016 to December 2016, Dr. Pang served as Chief Medical Officer of Riboscience LLC, a biotech startup focused on developing small molecule antivirals, where he oversaw both pre-clinical and clinical development. From May 2011 to November 2015, he worked as Program Lead at Gilead Sciences, Inc. (“Gilead”), where his responsibilities included, among other things, leading a large matrix team responsible for worldwide approval of a hepatitis C treatment. Dr. Pang received his B.S. in Biological Sciences from Stanford University, his Ph.D. in Biochemistry and Biophysics from Columbia University and his M.D. from Columbia University Vagelos College of Physicians and Surgeons.

Jay Parrish, Ph.D., 45, has served as our Chief Business Officer since July 2017 and is one of our co-founders. Prior to that, Dr. Parrish served as our Senior Vice President, Strategy and Corporate Development, from April 2017 to July 2017. Dr. Parrish is a Venture Partner at ARCH Venture Partners, L.P. (“ARCH Venture Partners”), where he has served since May 2016. From September 2011 to May 2016, Dr. Parrish served in Gilead’s Corporate Development group, where he was involved in building Gilead’s oncology and infectious disease portfolio, ultimately leading infectious disease business development for the company. Dr. Parrish also served as a scientist in Gilead’s medicinal chemistry group, from March 2004 to September 2011. Since 2012, Dr. Parrish has served as a part-time instructor at UC Berkeley Extension, where he teaches chemistry to undergraduates and post-baccalaureates. He also previously completed a postdoctoral fellowship at the Scripps Research Institute. Dr. Parrish received his B.S. in Chemistry from Emory University, a Ph.D. in Synthetic Organic Chemistry from the University of South Florida and an M.B.A. from the University of California, Berkeley Haas School of Business.

Herbert (Skip) Virgin, M.D., Ph.D., 64, has served as our Executive Vice President of Research and Chief Scientific Officer since January 2018. From July 1990 to February 2019, Dr. Virgin was a full-time member of the faculty of Washington University School of Medicine, St. Louis, Missouri. At Washington University School of Medicine he served as the Edward Mallinckrodt Professor and Chair of the Department of Pathology & Immunology from 2006 until 2017. He maintains an association with Washington University as a non-tenured faculty member. Earlier in his career, Dr. Virgin trained in internal medicine at Brigham and Women’s Hospital in Boston and in infectious diseases at Barnes Hospital in St. Louis. He is a member of the American Society for Clinical Investigation, the Association of American Physicians, the American Academy of Microbiology and the National Academy of Sciences. Dr. Virgin previous served on the Board of Reviewing Editors of Science, and is currently on the Editorial Boards of Cell and Cell Host and Microbe. Dr. Virgin received his A.B. in Biology, his M.D. and his Ph.D. in Immunology from Harvard University and Harvard Medical School.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of The Board of Directors

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by its board of directors. The Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and us, senior management and our independent registered public accounting firm, the Board has affirmatively determined that all of our current directors other than Dr. Scangos are, and all of our former directors who served during any portion of the last fiscal year other than Dr. Frueh were, independent directors within the meaning of the applicable Nasdaq listing standards. In making this determination, the Board found that none of these directors, other than Dr. Scangos and Dr. Frueh, had a material or other disqualifying relationship with us.

Board Leadership Structure

Our Board has an independent chair, Dr. Sato, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board chair has substantial ability to shape the work of the Board.  We believe that separation of the positions of Board chair and Chief Executive Officer reinforces the independence of the Board in its oversight of our business and affairs. In addition, we believe that having an independent Board chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in our best interests and the interests of our stockholders.  As a result, we believe that having an independent Board chair can enhance the effectiveness of the Board as a whole.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of our risk management process.  The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us.  Our Audit Committee has the responsibility to consider and discuss with management and the auditors, as appropriate, our guidelines and policies with respect to financial risk management and financial risk assessment, including our major financial risk exposures and the steps taken by management to monitor and control these exposures.  In addition, the Audit Committee considers management risks relating to data privacy, technology and information and cyber security, including (i) the potential impact of those exposures on our business, financial results, operations and reputation, (ii) the steps management has taken to monitor and mitigate such exposures, (iii) our information governance policies and programs and (iv) major legislative and regulatory developments that could materially impact our privacy and data security risk exposure. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking, including risks related to executive compensation and overall compensation and benefit strategies, plans, arrangements, practices and policies. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. The Nominating and Corporate Governance Committee also oversees and reviews with management our major legal compliance risk exposures and the steps management has taken to monitor or mitigate such exposures, including our procedures and any related policies with respect to risk assessment and risk management. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.  In connection with its reviews of our operations and corporate functions, our Board addresses the primary risks associated with those operations and corporate functions. In addition, our Board reviews the risks associated with our company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies. While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes and reporting to the Board and its committees on such matters.

Meetings of The Board of Directors

The Board of Directors met six times during the last fiscal year. All directors except Ms. Burow and Mr. Nishar attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members, respectively.  Ms. Burow was unable to attend one meeting of the Board and two meetings of the Audit Committee.  Mr. Nishar was unable to attend two meetings of the Board.

Information Regarding Committees of the Board of Directors

The Board maintains an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for 2019 for each of the foregoing Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Vick Sato, Ph.D.			X*
George Scangos, Ph.D.
Kristina Burow(1)	X	X
Robert More	X	X*
Robert Nelsen(2)		X	X
Dipchand (Deep) Nishar			X
Robert Perez	X	X
Saira Ramasastry	X*
Phillip Sharp, Ph.D.		X
Klaus Frueh, Ph.D. (3)
Thomas Daniel(4)		X
Total meetings in 2019	7	4	0

*	Committee Chairperson
(1)	Ms. Burow was a member of the Audit Committee until August 2019.
(2)	Mr. Nelsen was a member of the Compensation Committee until August 2019.
(3)	Dr. Frueh resigned from our Board in September 2019.
(4)	Mr. Daniel was a member of the Audit Committee until his resignation from our Board in August 2019.

Below is a description of each committee of the Board of Directors.

The Board of Directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee our corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee is responsible for assisting our Board of Directors in its oversight of the integrity of our consolidated financial statements, the qualifications and independence of our independent registered public accounting firm and our internal financial and accounting controls. The Audit Committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent registered public accounting firm, and our independent registered public accounting firm report directly to the Audit Committee. The Audit Committee also prepares the audit committee report that the SEC requires to be included in our annual proxy statement.

The Audit Committee is composed of three directors: Mr. More, Mr. Perez and Ms. Ramasastry. Ms. Ramasastry serves as the chair of our Audit Committee. The Board has adopted a written Audit Committee charter that is available to stockholders on our website at www.vir.bio.

The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards).

The Board of Directors has also determined that Ms. Ramasastry and Mr. More each qualify as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Ms. Ramasastry and Mr. More’s level of knowledge and experience based on a number of factors, including their respective formal education and experience in financial and executive roles.

Report of the Audit Committee of the Board of Directors*

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2019 with our management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) as outlined in Auditing Standard 1301, Communications with Audit Committees, and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Ms. Saira Ramasastry (Chair)

Mr. Robert More

Mr. Robert Perez

*

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is composed of four directors: Ms. Burow, Mr. More, Mr. Perez and Dr. Sharp. Mr. More serves as the chair of our Compensation Committee. All members of the Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards). The Board has adopted a written Compensation Committee charter that is available to stockholders on our website at www.vir.bio.

The functions of the Compensation Committee include, among other things, approval of our compensation objectives and the compensation of the Chief Executive Officer. The Compensation Committee also approves, or recommends to our Board of Directors for approval, the compensation of other executives. In addition, the Compensation Committee reviews all compensation components, including base salary, bonus, benefits and other perquisites.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer and Semler Brossy (“Semler”), the Compensation Committee’s compensation consultant. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel. In addition, under the charter, the Compensation Committee has the authority to obtain, at our expense, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and Nasdaq described above, the Compensation Committee engaged Semler as a compensation consultant. The Compensation Committee determined that Semler’s engagement raised no conflict of interest or independence concerns. The Compensation Committee requested that Semler review industry-wide compensation practices and trends to assess the competitiveness of our executive and non-employee director compensation programs.

As part of its engagement, Semler was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Semler also conducted individual interviews with senior management to learn more about our business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which we compete. Semler ultimately developed recommendations that were presented to the Compensation Committee for its consideration and to the Board for its information. Following an active dialogue with Semler, the Compensation Committee recommended that the Board approve certain recommendations of Semler.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors makes recommendations regarding corporate governance, the composition of our Board of Directors, identification, evaluation and nomination of director candidates and the structure and composition of committees of our Board of Directors. In addition, our Nominating and Corporate Governance Committee is responsible for developing and recommending corporate governance guidelines to our Board of Directors.

The current members of the Nominating and Corporate Governance Committee are Dr. Sato, Mr. Nishar and Mr. Nelsen. Our Board has determined that each of the members of this committee is independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). Dr. Sato serves as the chair of our Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, understand our industry and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management; having sufficient time to devote to our affairs; demonstrating excellence in his or her field; having the ability to exercise sound business judgment; having experience as a board member or executive officer of another publicly held company; having a diverse personal background, perspective and experience; requirements of applicable law; and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time, subject to Board approval. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given our current needs and the current needs of the Board, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Committee will take into account the results of the Board’s self-evaluation, conducted annually on a group and individual basis. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.

Generally, our Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, using search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, questionnaires, background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. Our Nominating and Corporate Governance Committee’s priority in selecting board members is identification of persons who will further the interests of our company through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, and professional and personal experiences and expertise relevant to our growth strategy.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by providing timely notice in writing to our Secretary at c/o Vir Biotechnology, Inc., 499 Illinois Street, Suite 500, San Francisco, California 94158. To be timely, we must receive the notice not less than 90 days nor more than 120 days prior to the anniversary of the prior year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, we must receive the stockholder’s notice (i) no earlier than the close of business on the 120th day prior to the proposed date of the annual meeting and (ii) no later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which we first make a public announcement of the date of the annual meeting. Submissions must include the specific information required in Section 5 of our Bylaws. For additional information about our director nomination requirements, please see our Bylaws.

Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on our website at www.vir.bio.

Stockholder Communications With The Board Of Directors

Our Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to: Attn: Secretary, 499 Illinois Street, Suite 500, San Francisco, California 94158. These communications will be reviewed by the Secretary, who will determine whether the communication is appropriate for presentation to the Board or the relevant director. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications).

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is currently, or has been at any time, one of our executive officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or on our Compensation Committee.

Code of Business Conduct and Ethics

We have adopted the Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at www.vir.bio. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to ensure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to, among other things, board composition and selection including diversity, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines is available in the “Investors–Corporate Governance” section of our website, www.vir.bio.

Hedging Policy

Our insider trading policy prohibits our employees, directors and designated consultants from engaging in “hedging” or other monetization transactions with respect to our common stock or borrowing against our common stock.

Proposal 2

Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since 2017. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests and the best interests of our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting will be required to ratify the selection of accounting firm.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2019 and 2018 by Ernst & Young LLP, our principal accountant.

	Fiscal Year Ended
	2019	2018
	(in thousands)
Fee Category
Audit fees (1)	$2,000	$438
Audit-related fees	—	—
Tax fees (2)	—	127
All other fees (3)	2	2
Total fees	$2,002	$567

(1)

Audit fees consist of fees for professional services provided primarily in connection with the annual audit of our financial statements, quarterly reviews and services associated with SEC registration statements and other documents issued in connection with our initial public offering including comfort letters and consents.

(2)	Tax fees consist of fees for professional services, including tax consulting and compliance performed by Ernst and Young LLP.
(3)	All other fees consist of a subscription to Ernst & Young Atlas Online, a proprietary knowledge management and research system.

All fees described above were pre-approved by the Audit Committee.

Pre-Approval Policies and Procedures.

The Audit Committee pre-approves all audit and non-audit services provided by Ernst & Young LLP before it is engaged by us to render non-audit services to ensure that the provision of these services does not impair the auditor’s independence. The non-audit services may include audit-related services, tax services and other non-audit services.

The pre-approval requirement set forth above does not apply with respect to non-audit services if:

•	all such services do not, in the aggregate, amount to more than 5% of the total fees paid by us to Ernst & Young LLP during the fiscal year in which the services are provided;
•	such services were not recognized as non-audit services at the time of the relevant engagement; and
•	such services are promptly brought to the attention of and approved by the Audit Committee (or its delegate) prior to the completion of the annual audit.

The Audit Committee elected to delegate pre-approval authority to the chair of the Audit Committee to approve any one or more individual permitted non-audit services for which estimated fees do not exceed $100,000 as well as adjustments to any estimated pre-approval fee thresholds up to $50,000 for any individual service. Any services that would exceed such limits should be pre-approved by the full Audit Committee. The chair shall report any pre-approval granted at the next scheduled meeting of the Audit Committee.

The Board of Directors Recommends

A Vote “For” Proposal 2.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the ownership of our common stock as of March 27, 2020 by: (i) each director; (ii) each of our named executive officers; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than 5% of its common stock.

The table is based upon information supplied by our officers, directors and principal stockholders, Schedules 13D and 13G filed with the SEC and other sources believed to be reliable by us. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 109,803,505 shares outstanding on March 27, 2020, adjusted as required by rules promulgated by the SEC. The number of shares of common stock used to calculate the percentage ownership of each listed beneficial owner includes the shares of common stock underlying options or convertible securities held by such beneficial owner that are exercisable or convertible within 60 days following March 31, 2020. Unless otherwise indicated, the address for each person or entity listed in the table is c/o Vir Biotechnology, Inc., 499 Illinois Street, Suite 500, San Francisco, California 94158.

Name of Beneficial Owner	Number of shares Beneficially Owned	Percentage Beneficially Owned
Greater than 5% Stockholders
Entities affiliated with ARCH Venture Partners (1)	28,666,663	26.1%
SVF Endurance (Cayman) Limited (2)	22,616,666	20.6%
Entities affiliated with Temasek Holdings (Private) Limited (3)	5,499,999	5.0%
Alaska Permanent Fund Corporation (4)	5,555,556	5.1%

Named Executive Officers and Directors
George Scangos, Ph.D. (5)	6,984,133	6.3%
Howard Horn	277,777	*
Herbert (Skip) Virgin, M.D., Ph.D. (6)	324,073	*
Vicki Sato, Ph.D. (7)	1,816,058	1.7%
Kristina Burow	—	*
Robert More (8)	2,005,265	1.8%
Robert Nelsen (9)	28,666,663	26.1%
Dipchand (Deep) Nishar	—	*
Robert Perez (10)	36,491	*
Saira Ramasastry	—	*
Phillip Sharp, Ph.D. (11)	258,712	*
All current executive officers and directors as a group (14 persons)	41,322,871	37.2%

*	Represents beneficial ownership of less than 1%.
(1)

Consists of (i) 12,486,109 shares of common stock held by ARCH Venture Fund IX, L.P. (“ARCH IX”) and (ii) 16,180,554 shares of common stock held by ARCH Venture Fund IX Overage, L.P. (“ARCH Overage”), and (iii) 1,000,000 shares of common stock held by ARCH Venture Partners IX, LLC (“ARCH IX LLC”). ARCH Venture Partners IX, L.P. (“ARCH IX LP”), as the sole general partner of ARCH IX, may be deemed to beneficially own certain of the shares held by ARCH IX. ARCH IX LP disclaims beneficial ownership of all shares held by ARCH IX. ARCH Venture Partners IX Overage, L.P. (“ARCH IX Overage LP”), as the sole general partner of ARCH Overage, may be deemed to beneficially own certain of the shares held by ARCH Overage. ARCH IX Overage LP disclaims beneficial ownership of all shares held by ARCH Overage. ARCH IX LLC, as the sole general partner of ARCH IX LP and ARCH IX Overage LP, may be deemed to beneficially own the shares held by ARCH IX and ARCH Overage. ARCH IX LLC disclaims beneficial ownership of all shares held by ARCH IX and ARCH Overage. As managing directors of ARCH IX LLC, each of Keith Crandell, Clinton Bybee, and Mr. Nelsen (a member of our Board of Directors), or collectively the ARCH Managing Directors, may be deemed to share voting and investment power over, and therefore to beneficially own, the shares held by ARCH IX and ARCH Overage. The ARCH Managing Directors disclaim beneficial ownership of all shares held by ARCH IX and ARCH Overage. Ms. Burow, a member of our Board of Directors, owns an interest in ARCH IX LP and ARCH IX Overage LP but does not have voting or investment power over the shares held by ARCH IX and ARCH Overage. Ms. Burow disclaims all beneficial ownership of all shares held by ARCH IX and ARCH Overage except to the extent of her pecuniary interest therein. The address of each of ARCH, ARCH IX, ARCH Overage, ARCH IX LP, ARCH IX Overage LP, ARCH IX LLC, the ARCH Managing Directors and Ms. Burow is 8755 West Higgins Road, Suite 1025, Chicago, Illinois 60631.

(2)

Consists of 22,616,666 shares of common stock held by SVF Endurance (Cayman) Limited (“SVF Endurance”). SVF Victory is a wholly-owned subsidiary of SoftBank Vision Fund (AIV M1) L.P. (“SVF”). SB Investment Advisers (UK) Limited (“SBIA UK”), has been appointed as alternative investment fund manager (“AIFM”), and is exclusively responsible for managing SVF in accordance with the Alternative Investment Fund Managers Directive and is authorized and regulated by the UK Financial Conduct Authority accordingly. As AIFM of SVF, SBIA UK is exclusively responsible for making all decisions related to the acquisition, structuring, financing, voting and disposal of SVF’s investments. SBIA UK is a wholly owned by SoftBank Group Corp. Mr. Nishar, a member of our Board of Directors, is a Senior Managing Partner at SB Investment Advisers (US) Inc., an affiliate of SBIA UK, but does not have voting or investment power over the shares held by SVF. The address of SVF Endurance is 27 Hospital Road, Georgetown E9, Grand Cayman KY1-9008.

(3)

Consists of (i) 4,999,999 shares of common stock held directly by TLS Beta Pte. Ltd. (“TLS Beta”), and (ii) 500,000 shares held by V-Sciences Investments Pte Ltd (“V-Sciences”). V-Sciences is a wholly owned subsidiary of Temasek Lifes Sciences Private Limited (“TLS”), which is a wholly owned subsidiary of Fullerton Management Pte Ltd (“FMPL”), which is a wholly owned subsidiary of Temasek Holdings (Private) Limited (“Temasek”). Each of TLS, FMPL and Temasek, through the ownership described herein, may be deemed to beneficially own the shares held by V-Sciences. TLS Beta is a wholly owned subsidiary of TLS, which is a wholly owned subsidiary of FMPL, which is a wholly owned subsidiary of Temasek. Each of TLS, FMPL and Temasek, through the ownership described herein, may be deemed to beneficially own the shares held by TLS Beta.  The address of each of TLS Beta, V-Sciences, TLS, FMPL and Temasek is 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891.

(4)

Consists of (i) 1,500,000 shares of common stock held directly by Alaska Permanent Fund Corporation, or Alaska Fund, (ii) 3,333,333 shares of common stock held by Yukon Investors, LLC (“Yukon”) and (iii) 722,223 shares of common stock held by Altitude Life Science Ventures Fund II, L.P. and Altitude Life Science Venture Side Fund II, L.P. Alaska Fund is a member of Yukon and may be deemed to beneficially own the shares held by it. Alaska Fund is a limited partner in each of Altitude Life Science Ventures Fund II, L.P. and Altitude Life Science Ventures Side Fund II, L.P. and may be deemed to beneficially own the shares held by such funds.  The address of each of Alaska Fund, Yukon, Altitude Life Science Ventures Fund II, L.P. and Altitude Life Science Venture Side Fund II, L.P. is 801 West 10th Street, Suite 302, Juneau, Alaska, 99801.

(5)

Consists of (i) 4,476,753 shares of common stock held directly by Dr. Scangos, (ii) 2,144,135 shares of common stock held by the George A. Scangos 2018 Annuity Trust, dated August 30, 2018, over which Dr. Scangos and his wife share voting and investment power as trustees and (iii) 363,245 shares of common stock issuable upon exercise of stock options held by Dr. Scangos that are exercisable within 60 days of March 27, 2020.

(6)	Consists of 324,073 shares of common stock issuable upon exercise of stock options held by Dr. Virgin that are exercisable within 60 days of March 27, 2020.
(7)	Consists of (i) 1,669,110 shares of common stock and (ii) 146,948 shares of common stock issuable upon exercise of stock options held by Dr. Sato that are exercisable within 60 days of March 27, 2020.
(8)

Consists of (i) 1,944,443 shares of common stock held by Alta Partners NextGen Fund I, L.P. (“APNG I”), and (ii) 60,822 shares of common stock held by Mr. More. The shares directly held by APNG I are indirectly held by Alta Partners NextGen Fund I Management, LLC (“APNG I Management”), which is the general partner of APNG I. The individual managing directors of APNG I Management are Mr. More, Peter Hudson and Daniel Janney. The managing directors of APNG I Management exercise sole voting and investment control with respect to the shares held by APNG I. The individual managing directors of APNG I Management disclaim beneficial ownership of all shares held by APNG I, except to the extent of their pecuniary interests therein.

(9)

Consists of the shares held by ARCH IX and ARCH Overage disclosed in footnote (1) above. Mr. Nelsen is a managing director of ARCH IX LLC and may be deemed to beneficially own the shares held by ARCH IX and ARCH Overage as disclosed in footnote (1).

(10)	Consists of 36,491 shares of common stock issuable upon exercise of stock options held by Mr. Perez that are exercisable within 60 days of March 27, 2020.
(11)

Consists of (i) 105,368 shares of common stock held directly by Dr. Sharp, (ii) 44,444 shares of common stock held by Phillip A. Sharp Irrevocable Trust 11/04/08 FBO Christine Carey, over which Dr. Sharp holds voting and investment power as trustee, (iii) 44,444 shares of common stock held by Phillip A. Sharp Irrevocable Trust 11/04/08 FBO Helena Sharp, over which Dr. Sharp holds voting and investment power as trustee, (iv) 44,444 shares of common stock held by Phillip A. Sharp Irrevocable Trust 11/04/08 FBO Sarah Brokaw, over which Dr. Sharp holds voting and investment power as trustee, and (iv) 20,012 shares of common stock issuable upon exercise of stock options held by Dr. Sharp that are exercisable within 60 days of March 27, 2020.

Delinquent Section 16(A) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2019, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

Executive Compensation

Summary Compensation Table

The following table shows for the fiscal years ended December 31, 2019 and 2018, as applicable, compensation awarded to or paid to, or earned by, our named executive officers, which consist of our principal executive officer and our two other most highly compensated executive officers as of December 31, 2019, as follows:

•	George Scangos, Ph.D., our President and Chief Executive Officer;
•	Howard Horn, our Chief Financial Officer; and
•	Herbert (Skip) Virgin, M.D., Ph.D., our Executive Vice President, Research and Chief Scientific Officer.

Summary Compensation Table

Name and principal position	Year	Salary ($)(1)	Bonus ($) (2)	Option awards ($) (3)	Non-equity incentive plan compensation ($) (4)	All other compensation ($) (5)	Total ($)
George Scangos, Ph.D.	2019	514,583	—	3,158,780	260,044	11,200	3,944,607
President and Chief Executive Officer	2018	512,019	—	—	260,000	11,000	783,019
Howard Horn	2019	413,333	—	1,614,687	174,720	11,200	2,213,940
Chief Financial Officer
Herbert (Skip) Virgin, M.D., Ph.D.	2019	617,500	—	1,018,963	248,400	84,000	1,968,863
Executive Vice President, Research and Chief Scientific Officer	2018	592,308	600,000	627,750	259,000	84,000	2,163,058

(1)

Salary amounts represent (i) actual amounts paid during 2019 or 2018, plus (ii) payments made during 2018 to cash out accrued paid time off in the following amounts for 2018: (1) for Dr. Scangos, $12,019 and (2) for Dr. Virgin, $3,671. The salary amount paid to Dr. Virgin in 2018 was prorated for his start date in January 2018. In February 2018, we adopted a non-accrued, flexible vacation policy, therefore there were no accrued paid time off payments to our named executive officers in 2019.

(2)

Reflects sign-on bonus awarded to Dr. Virgin. See below in the narrative section summarizing our Agreement with Dr. Virgin for a description of the material terms pursuant to which this compensation was awarded.

(3)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during fiscal year 2019 and 2018 computed in accordance with ASC 718 for stock-based compensation transactions. For a discussion of valuation assumptions, see Note 12 “Stock-Based Awards” to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

(4)

Reflects performance-based cash bonuses awarded to our named executive officers. See below in the narrative section describing the Bonuses and Non-Equity Incentive Plan Compensation for a description of the material terms pursuant to which this compensation was awarded.

(5)

Represents: (i) for Dr. Scangos, $11,000 and $11,200 for matching contributions made by us under our 401(k) plan in 2018 and 2019, respectively; (ii) for Dr. Virgin, $84,000 in housing allowance payments in each of 2018 and 2019; and (iii) for Mr. Horn, $11,200 for matching contributions made by us under our 401(k) plan.

Annual Base Salary

Base salaries for our executive officers are initially established through arm’s-length negotiations at the time of the executive officer’s hiring, taking into account such executive officer’s qualifications, experience, the scope of his or her responsibilities and competitive market compensation paid by other companies for similar positions within the industry and geography. Base salaries are reviewed periodically, typically in connection with our annual performance review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. In making decisions regarding salary increases, we may also draw upon the experience of members of our Board of Directors with executives at other companies. The 2019 base salaries for our named executive officers were as follows: (i) $500,000 for Dr. Scangos from January 1, 2019 to March 1, 2019 and $517,500 for Dr. Scangos from March 1, 2019 through

December 31, 2019; (ii) $400,000 for Mr. Horn from January 1, 2019 to March 1, 2019 and $416,000 from March 1, 2019 through December 31, 2019; and (iii) $600,000 for Dr. Virgin from January 1, 2019 to March 1, 2019 and $621,000 from March 1, 2019 through December 31, 2019. In February 2020, our Board of Directors, based on the recommendation of our Compensation Committee, increased Dr. Scangos’ base salary to $550,000, effective March 1, 2020.

Bonuses and Non-Equity Incentive Plan Compensation

Our named executive officers are each eligible to receive an annual bonus based on individual and company performance. In 2019, Dr. Scangos was eligible to earn an annual target performance bonus equal to 50% of his 2019 base salary based on the achievement of individual and corporate objectives, and Mr. Horn and Dr. Virgin were eligible to earn an annual target performance bonus equal to 40% of each executive’s 2019 base salary based on the achievement of individual and corporate objectives. Payment of 2019 annual bonuses was based in part on us achieving certain research, development, financial and other target goals. In February 2020, our Board of Directors, based on the recommendation of our Compensation Committee, determined that Dr. Scangos was entitled to 100.5% of his target bonus, and our Compensation Committee determined that Mr. Horn and Dr. Virgin were entitled to 105% and 100% of their target bonuses, respectively.

In February 2020, our Board of Directors, based on the recommendation of our Compensation Committee, increased Dr. Scangos’ target performance bonus to 60% of his 2020 base salary.

Equity-Based Incentive Awards

Our equity-based incentive awards are designed to align our interests and those of our stockholders with those of our employees and consultants, including our named executive officers. As of December 31, 2019, stock option awards and restricted stock awards were the only forms of equity awards we granted to our named executive officers.

We have historically used stock options, as well as a restricted stock grant and restricted stock purchase for Dr. Scangos, as incentives for long-term compensation to our named executive officers because the return on the awards is tied to an increase in the stock price. We may grant equity awards at such times as our Board of Directors determines appropriate. Additional grants may occur periodically in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for exceptional performance.

Prior to our initial public offering in October 2019, all of the equity incentive awards we granted were made pursuant to our 2016 Equity Incentive Plan, as amended (the “2016 Plan”). All equity awards granted since our initial public offering have been granted pursuant to our 2019 Equity Incentive Plan (the “2019 Plan”).

All options are granted with an exercise price per share that is no less than the fair market value of our common stock on the date of grant of such award. Our stock option grants generally vest over a four-year period and may be subject to acceleration of vesting and exercisability under certain termination and change in control events. The restricted stock held by Dr. Scangos vested and continues to vest over consecutive two-year periods, for an aggregate vesting period of 4 years.

Agreements with Named Executive Officers

We have entered into letter agreements with each of our named executive officers. The letter agreements generally provide for at-will employment and set forth the named executive officer’s initial base salary, eligibility for employee benefits and stock option grants. In addition, each of our named executive officers has executed a form of our standard confidential information and invention assignment agreement. The key terms of the letter agreements with our named executive officers are described below. Any potential payments and benefits due upon a qualifying termination of employment or a change in control are further described below under “- Potential Payments Upon Termination or Change in Control.”

Agreement with George Scangos, Ph.D.

In December 2016, we entered into an employment letter agreement with Dr. Scangos, our President and Chief Executive Officer. Pursuant to his letter agreement, Dr. Scangos was initially entitled to an annual base salary of $500,000 and a discretionary annual target bonus equal to 50% of his base salary, contingent upon the achievement of performance objectives established by us. Dr. Scangos’ letter agreement also provided that Dr. Scangos was entitled to a grant of 6,676,444 shares of restricted stock, that vest as follows: 25% on October 1, 2017 and the remainder in 36 equal monthly installments thereafter, subject to Dr. Scangos’ continued employment through each such date. In lieu of the restricted stock grant for 6,676,444 shares, on January 7, 2017, Dr. Scangos was granted 3,338,222 shares of restricted stock under the 2016

Plan with 50% of these shares vesting on October 1, 2017 and the remainder of the shares vesting in 12 equal monthly installments thereafter, in each case subject to his continued service through the vesting dates. In addition, on January 7, 2017, Dr. Scangos purchased 3,338,222 shares of restricted stock pursuant to the 2016 Plan at the then-current fair market value of $0.86 per share pursuant to a promissory note, subject to our right to repurchase the shares upon termination of his service for any reason at a purchase price equal to the lesser of fair market value or the amount Dr. Scangos paid for the shares that lapses in 24 equal monthly installments beginning November 1, 2018, subject to accelerated vesting as provided below under the section titled “Potential Payments Upon Termination or Change in Control.” Dr. Scangos’ letter agreement also provided that, if following the closing of our Series B convertible preferred stock financing, Dr. Scangos’ ownership was greater than a 7% ownership of our company, then he would be required to automatically forfeit such number of shares causing his ownership to exceed 7%, and if his ownership was less than 7%, then he was entitled to an additional grant of restricted stock equal to such number of shares that would result in an ownership of 7%. Our Series B convertible preferred stock financing closed in January 2019 causing Dr. Scangos’ ownership to be reduced to below 7%, and in March 2019, Dr. Scangos was granted an option to purchase 562,444 shares of our common stock that vest as follows: 25% on October 1, 2018 and the remainder in 36 equal monthly installments thereafter, subject to Dr. Scangos’ continued employment through each such date, subject to accelerated vesting as provided below under the section titled “—Potential Payments Upon Termination or Change in Control.” Dr. Scangos and our Board of Directors each approved Dr. Scangos receiving the stock option grant in lieu of the grant of restricted stock and in full satisfaction of the obligation noted above.

We amended and restated Dr. Scangos’ letter agreement in August 2019. Pursuant to his amended and restated letter agreement, Dr. Scangos will continue to serve as our chief executive officer and as a member of our Board of Directors. Dr. Scangos is entitled to an annual base salary of $517,500 and a discretionary annual target bonus equal to 50% of his base salary, contingent upon the achievement of performance objectives established by us. In addition to his previous equity awards, Dr. Scangos will be eligible to receive future equity award grants as determined by our Board of Directors or its compensation committee. The amended and restated letter agreement provides that Dr. Scangos is entitled to certain accelerated vesting of the equity awards granted prior to the date of the amended and restated letter agreement upon a change in control, and is eligible to participate in our Change in Control and Severance Benefit Plan.

Agreement with Howard Horn

In March 2017, we entered into an employment letter agreement with Mr. Horn, our current Chief Financial Officer. Pursuant to his letter agreement, Mr. Horn was initially entitled to an annual base salary of $400,000 and a discretionary annual target bonus equal to 40% of his base salary, contingent upon the achievement of performance objectives established by us. In addition, Mr. Horn received a one-time sign-on bonus of $400,000 in March 2017. Mr. Horn’s letter agreement also provided that Mr. Horn was entitled to a restricted stock grant of 277,777 shares of our common stock, which was granted in March 2017, that vests as follows: 25% on the anniversary of his start date and the remainder in 36 equal monthly installments thereafter, subject to Mr. Horn’s continued employment through each such date. Mr. Horn was also granted an option to purchase 111,111 shares of our common stock in October 2019 that vest as follows: 25% on the one-year anniversary of October 10, 2019 and the remainder in 36 equal monthly installments thereafter, subject to Mr. Horn’s continued employment through each such date.

We amended and restated Mr. Horn’s letter agreement in August 2019. Pursuant to his amended and restated letter agreement, Mr. Horn will continue to serve as our Chief Financial Officer. Mr. Horn is entitled to an annual base salary of $416,000 and a discretionary annual target bonus equal to 40% of his base salary, contingent upon the achievement of performance objectives established by us. In addition to his previous equity awards, Mr. Horn will be eligible to receive future equity grants as determined by our Board of Directors or our Compensation Committee. The amended and restated letter agreement provides that Mr. Horn is eligible to participate in our Change in Control and Severance Benefit Plan.

In February 2020, our Compensation Committee granted Mr. Horn an option to purchase 60,000 shares of our common stock that vests as follows: 25% on the one-year anniversary of February 25, 2020 and the remainder in 36 equal monthly installments thereafter, subject to Mr. Horn’s continued employment through each such date.

Agreement with Herbert (Skip) Virgin, M.D., Ph.D.

In October 2017, we entered into an employment letter agreement with Dr. Virgin, our current Executive Vice President, Research and Chief Scientific Officer. Pursuant to his letter agreement, Dr. Virgin was initially entitled to an annual base salary of $600,000 and a discretionary annual target bonus equal to 40% of his base salary, contingent upon the achievement of performance objectives established by us. In addition, Dr. Virgin received a one-time sign-on bonus of $600,000 in January 2018 and a housing allowance of $7,000 per month for three years. Dr. Virgin’s letter agreement also provided that

Dr. Virgin was entitled to the grant of a stock option to purchase 555,555 shares of our common stock, which was granted in January 2018, that vests as follows: 25% on the anniversary of his start date and the remainder in 36 equal monthly installments thereafter, subject to Dr. Virgin’s continued employment through each such date. The option granted to Dr. Virgin permits him to net exercise the option following the completion of our initial public offering. Dr. Virgin’s letter agreement also provided that he was eligible to receive an option to purchase 111,111 shares of our common stock on or following the one-year anniversary of his start date based on the achievement of performance goals determined by our Board of Directors and our chief executive officer. Dr. Virgin was also granted an option to purchase 133,332 shares of our common stock in July 2019 that vest as follows: 25% on the one-year anniversary of July 12, 2019 and the remainder in 36 equal monthly installments thereafter, subject to Dr. Virgin’s continued employment through each such date.

We amended and restated Dr. Virgin’s letter agreement in September 2019. Pursuant to his amended and restated letter agreement, Dr. Virgin will continue to serve as our Executive Vice President, Research and Chief Scientific Officer. Dr. Virgin is entitled to an annual base salary of $621,000 and a discretionary annual target bonus equal to 40% of his base salary, contingent upon the achievement of performance objectives established by us. Dr. Virgin’s annual bonus payments are calculated in a manner that takes into consideration the amounts he receives in royalty payments relating to licensing fees paid by us to Washington University in St. Louis. Subject to his continued employment with us, Dr. Virgin is entitled to a housing allowance of $7,000 per month through February 1, 2021 to maintain a residence in the San Francisco area. In addition to his previous equity awards, Dr. Virgin will be eligible to receive future equity grants as determined by our Board of Directors or our Compensation Committee. The amended and restated letter agreement provides that Dr. Virgin is eligible to participate in our Change in Control and Severance Benefit Plan.

Potential Payments Upon Termination or Change in Control

Regardless of the manner in which an executive officer’s service terminates, each executive officer is entitled to receive amounts earned during his or her term of service, including unpaid salary and unused paid-time off, as applicable. In addition, our Board has approved a Change in Control and Severance Benefit Plan described below.

Accelerated Vesting of Dr. Scangos’ Equity Awards

Dr. Scangos’ amended and restated employment letter agreement provides that in the event of a change in control (as defined in the 2016 Plan), all shares, options and other securities subject to unvested equity awards granted to Dr. Scangos prior to August 27, 2019 will become fully vested, except that the number of shares that would have vested within six months following the change in control will remain subject to the vesting schedule and will vest subject to Dr. Scangos continued employment during the six-month period; provided, however, any such remaining unvested shares will become fully vested in the event of his termination without cause or his resignation for good reason (each as defined in our Change in Control and Severance Benefit Plan) prior to the expiration of such six-month period.

Change in Control and Severance Benefit Plan

In March 2019, our Board of Directors approved the Vir Biotechnology, Inc. Change in Control and Severance Benefit Plan, or the Severance Plan. The Severance Plan provides for severance benefits for certain of our executives and senior management, including our named executive officers, subject to the execution and effectiveness of a release of claims. In the event of a covered termination, which is either a termination by us without cause (and other than as a result of death or disability) or the employee’s resignation for good reason, that occurs during the 12-month period following a change in control, or the change in control period, (i) Dr. Scangos will be entitled to a lump sum cash payment equal to 18 months of base salary plus his annual target cash bonus multiplied by 1.5, up to 18 months of payment for continued group health plan benefits and full vesting acceleration of all outstanding equity awards and (ii) Mr. Horn and Dr. Virgin will each be entitled to a lump sum cash payment equal to 12 months of base salary plus his annual target cash bonus, up to 12 months of payment for continued group health plan benefits and full vesting acceleration of all outstanding equity awards.

In addition, the Severance Plan provides that in the event of a covered termination that occurs outside of the change in control period, (i) Dr. Scangos will be entitled to a lump sum cash payment equal to 12 months of base salary plus a pro-rated annual target cash bonus and up to 12 months of payment for continued group health plan benefits and (ii) Mr. Horn and Dr. Virgin will each be entitled to a lump sum cash payment equal to nine months of base salary plus a pro-rated annual target cash bonus and up to nine months of payment for continued group health plan benefits.

For purposes of the Severance Plan, the following definitions are used:

•

“cause” means, with respect to a particular employee, the occurrence of any of the following events: (i) the employee’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) the employee’s attempted commission of, or participation in, a fraud or act of dishonesty against us; (iii) the employee’s intentional, material violation of any contract or agreement between the employee and us or of any statutory duty owed to us; (iv) the employee’s unauthorized use or disclosure of our confidential information or trade secrets; or (v) the employee’s gross misconduct.

•

“good reason” for an employee’s resignation means the occurrence of any of the following events, conditions or actions taken by us without “cause” and without such employee’s consent: (i) a material reduction of the employee’s annual base salary, which is a reduction of at least 20% of such employee’s base salary (unless pursuant to a salary reduction program applicable generally to our similarly situated employees); (ii) a material reduction in the employee’s authority, duties or responsibilities; (iii) a relocation of the employee’s principal place of employment with us (or our successor, if applicable) to a place that increases the employee’s one-way commute by more than 50 miles as compared to the employee’s then-current principal place of employment immediately prior to the relocation (excluding regular travel in the ordinary course of business); provided that if the employee’s principal place of employment is his or her personal residence, this clause (iii) will not apply; or (iv) a material breach by us of any material agreement between the employee and us; provided, however, that in each case above, in order for the employee’s resignation to be deemed to have been for “good reason,” the employee must first give us written notice of the action or omission giving rise to “good reason” within 30 days after the first occurrence thereof; we must fail to reasonably cure such action or omission within 30 days after receipt of notice, and the employee’s resignation must be effective not later than 30 days after the expiration of this cure period.

•

“change of control” means: (i) any person becomes the owner, directly or indirectly, of our securities representing more than fifty percent (50%) of the combined voting power of our then outstanding securities other than by virtue of a merger, consolidation or similar transaction; provided that notwithstanding the foregoing, a “change in control” will not be deemed to occur (1) on account of the acquisition of our securities by any institutional investor or any other person that acquires our securities in a transaction or series of related transactions that are primarily a private financing transaction for us or (2) solely because the level of ownership held by any person exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by us reducing the number of shares outstanding, provided that if a “change in control” would occur but for this clause as a result of the acquisition of voting securities by us, and after such share acquisition, the person becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by the person over the designated percentage threshold, then a “change in control” will be deemed to occur; (ii) the consummation of a merger, consolidation or similar transaction involving us, directly or indirectly, if, immediately after the consummation of such merger, consolidation or similar transaction, our stockholders immediately prior thereto do not own, directly or indirectly, either (1) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (2) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction; or (iii) the consummation of a sale, lease, license or other disposition of all or substantially all of our and our subsidiaries’ consolidated assets, other than a sale, lease, license or other disposition of all or substantially all of our and our subsidiaries’ consolidated assets to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by our stockholders in substantially the same proportion as their ownership immediately prior to such sale, lease, license or other disposition.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information concerning equity awards held by our named executive officers as of December 31, 2019.

			Option Awards				Stock Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
George Scangos, Ph.D.	1/7/2017(2)	11/1/2018	—	—	—	—	1,390,926	16,858,023
	3/11/2019	10/1/2017	304,656-	257,787-	5.18-	3/11/2029-	—	—
Howard Horn	3/9/2017(3)	—	—	—	—	—	86,806	1,052,089
	10/10/2019(3)	10/10/2019	—	111,111	20.00	10/10/2029	—	—
Herbert (Skip) Virgin, M.D., Ph.D.	1/26/2018(3)	1/8/2018	266,203	289,352	1.53	1/26/2028	—	—
	7/12/2019(3)	7/12/2019	—	133,332	10.40	7/12/2029	—	—

(1)	The Market Value is based on the closing price of our common stock on December 31, 2019.
(2)

The restricted shares vest in 24 equal monthly installments ending on October 1, 2020 and are eligible for accelerated vesting as described below under the section titled “Potential Payments Upon Termination or Change in Control.”

(3)

25% of the shares underlying this option vest on the one-year anniversary of the vesting commencement date and the remainder vest in 36 equal monthly installments thereafter and are eligible for accelerated vesting as described below under the section titled “Potential Payments Upon Termination or Change in Control.”

Equity Benefit Plans

2019 Equity Incentive Plan

Our Board of Directors adopted, and our stockholders approved, our 2019 Plan in 2019. The 2019 Plan became effective upon the closing of our initial public offering in October 2019. Our 2019 Plan provides for the grant of incentive stock options within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, or the Code, to our employees and our parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards and other forms of stock compensation to our employees, including officers, consultants and directors. Our 2019 Plan also provides for the grant of performance cash awards to our employees, consultants and directors. As of December 31, 2019, options to purchase 1,006,208 shares of common stock, at exercise prices ranging from $12.76 to $20.00 per share, or a weighted-average exercise price of $14.96 per share, were outstanding under our 2019 Plan.

Authorized Shares.  As of December 31, 2019, there were 4,866,468 shares remaining available for the grant of stock awards under our 2019 Plan.  The number of shares of our common stock reserved for issuance under our 2019 Plan will automatically increase on January 1 of each calendar year, starting on January 1, 2020 through January 1, 2029, in an amount equal to 5% of the total number of shares of our capital stock outstanding on the last day of the calendar month before the date of each automatic increase, or a lesser number of shares determined by our Board of Directors. The maximum number of shares of our common stock that may be issued on the exercise of incentive stock options, or ISOs, under our 2019 Plan is 37,000,000 shares.

Shares subject to stock awards granted under our 2019 Plan that expire or terminate without being exercised in full or that are paid out in cash rather than in shares do not reduce the number of shares available for issuance under our 2019 Plan. If any shares of common stock issued pursuant to a stock award are forfeited back to or repurchased or reacquired by us for any reason, the shares that are forfeited or repurchased or reacquired will revert to and again become available for issuance under the 2019 Plan. Any shares reacquired in satisfaction of tax withholding obligations or as consideration for the exercise or purchase price of a stock award will again become available for issuance under the 2019 Plan.

The maximum number of shares of common stock subject to stock awards granted under the 2019 Plan or otherwise during any one calendar year to any non-employee director, taken together with any cash fees paid by us to such non-employee director during such calendar year for service on the Board of Directors, will not exceed $750,000 in total value (calculating the value of any such stock awards based on the grant date fair value of such stock awards for financial reporting purposes), or, with respect to the calendar year in which a non-employee director is first appointed or elected to our Board of Directors, $1,100,000.

Plan Administration. Our Board of Directors, or a duly authorized committee or subcommittee of our Board of Directors, will administer our 2019 Plan and is referred to as the “plan administrator” herein. Our Board of Directors may also delegate to one or more of our officers the authority to (i) designate employees (other than officers) to receive specified stock awards and (ii) determine the number of shares subject to such stock awards, provided that the officer may not grant any such awards to himself. Our Board of Directors will specify the total number of shares of our common stock that may be subject to stock awards granted by such officer in this manner. Under our 2019 Plan, our Board of Directors has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.

Under the 2019 Plan, the Board of Directors also generally has the authority to effect, with the consent of any adversely affected participant, (i) the reduction of the exercise, purchase, or strike price of any outstanding award; (ii) the cancellation of any outstanding award and the grant in substitution therefor of other awards, cash, or other consideration; or (iii) any other action that is treated as a repricing under generally accepted accounting principles. Under the 2019 Plan, our Board of Directors also has the authority to submit any amendment to the 2019 Plan for stockholder approval.

Stock Options. ISOs and nonstatutory stock options, or NSOs, are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2019 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2019 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

The plan administrator determines the term of stock options granted under the 2019 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship with us or any of our affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws or our insider trading policy. If an optionholder’s service relationship with us or any of our affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include: (i) cash, check, bank draft or money order; (ii) a broker- assisted cashless exercise; (iii) the tender of shares of our common stock previously owned by the optionholder; (iv) a net exercise of the option if it is an NSO; or (v) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer in each case, (i) an option may be transferred pursuant to a domestic relations order, official marital settlement agreement, or other divorce or separation instrument and (ii) an optionholder may designate a beneficiary who may exercise the option following the optionholder’s death.

Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of our common stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (ii) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards. Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to our Board of Directors and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement or other written agreement, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards. Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past or future services to us, or any other form of legal consideration that may be acceptable to our Board of Directors and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with us ends for any reason, we may receive any or all of the shares of common stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right.

Stock Appreciation Rights. Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the purchase price or strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. A stock appreciation right granted under the 2019 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. The appreciation distribution may be made in shares of our stock, in cash, in any combination of the two, or in any other form of consideration, as determined by our Board of Directors and contained in the applicable award agreements.

The plan administrator determines the term of stock appreciation rights granted under the 2019 Plan, up to a maximum of 10 years. If a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service, or any other period set by the applicable award agreement, so long as such period complies with applicable law. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If a participant’s service relationship with us, or any of our affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death, or any other period set by the applicable award agreement, so long as such period complies with applicable law. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards. The 2019 Plan permits the grant of performance-based stock and cash awards. Our Compensation Committee may structure awards so that the shares of our stock, cash, or other property will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period.  The performance goals that may be selected include one or more of the following: (i) sales; (ii) revenue; (iii) assets; (iv) expenses; (v) market penetration or expansion; (vi) earnings from operations; (vii) earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization, incentives, service fees or extraordinary or special items, whether or not on a continuing operations or an aggregate or per share basis; (viii) net income or net income per common share (basic or diluted); (ix) return on equity, investment, capital or assets; (x) one or more operating ratios; (xi) borrowing levels, leverage ratios or credit rating; (xii) market share; (xiii) capital expenditures; (xiv) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations; (xv) stock price, dividends or total stockholder return; (xvi) development of new technologies or products; (xvii) sales of particular products or services; (xviii) economic value created or added; (xix) operating margin or profit margin; (xx) customer acquisition or retention; (xxi) raising or refinancing of capital; (xxii) successful hiring of key individuals; (xxiii) resolution of significant litigation; (xxiv) acquisitions and divestitures (in whole or in part); (xxv) joint ventures and strategic alliances; (xxvi) spin-offs, split-ups and the like; (xxvii) reorganizations; (xxviii) recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings; (xxix) or strategic business criteria, consisting of one or more objectives based on the following goals: achievement of timely development, design management or enrollment, meeting specified market penetration or value added, payor acceptance, patient adherence, peer reviewed publications, issuance of new patents, establishment of or securing of licenses to intellectual property, product development or introduction (including, without limitation, any clinical trial accomplishments, regulatory or other filings, approvals or milestones, discovery of novel products, maintenance of multiple products in pipeline, product launch or other product development milestones), geographic business expansion, cost targets, cost reductions or savings, customer satisfaction, operating efficiency, acquisition or retention, employee satisfaction, information technology, corporate development (including, without limitation, licenses, innovation, research or establishment of third-party collaborations), manufacturing or process development, legal compliance or risk reduction, patent application or issuance goals, or goals relating to acquisitions, divestitures or other business combinations (in whole or in part), joint ventures or strategic alliances; and (xxx) other measures of performance selected by the Board of Directors.

The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates, or business segments, and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Our Board of Directors is authorized at any time in its sole discretion, to adjust or modify the calculation of a performance goal for such performance period in order to prevent the dilution or enlargement of the rights of participants, (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting us, or our financial statements in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; or (iii) in view of the board of director’s assessment of our business strategy, performance of comparable organizations, economic and business conditions, and any other circumstances deemed relevant. Specifically, the Board of Directors is authorized to make adjustment in the method of calculating attainment of performance goals and objectives for a performance period as follows: (1) to exclude the dilutive effects of acquisitions or joint ventures; (2) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; and (3) to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends. In addition, the Board of Directors is authorized to make adjustment in the method of calculating attainment of performance goals and objectives for a performance period as follows: (A) to exclude restructuring and/or other nonrecurring charges; (B) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (C) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (D) to exclude the effects of any items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (E) to exclude the effects to any statutory adjustments to corporate tax rates; and (F) to make other appropriate adjustments selected by the Board of Directors.

Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.

Changes to Capital Structure. In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (i) the class(es) and maximum number of shares reserved for issuance under the 2019 Plan; (ii) the class(es) and maximum number of shares by which the share reserve may increase automatically each year; (iii) the class(es) and maximum number of shares that may be issued on the exercise of ISOs; and (iv) the class(es) and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions. Our 2019 Plan provides that in the event of certain specified significant corporate transactions (or a change in control, as defined below), unless otherwise provided in an award agreement or other written agreement between us and the award holder, the plan administrator may take one or more of the following actions with respect to such stock awards:

•	arrange for the assumption, continuation, or substitution of a stock award by a successor corporation;
•	arrange for the assignment of any reacquisition or repurchase rights held by us to a successor corporation;
•	accelerate the vesting, in whole or in part, of the stock award and provide for its termination if not exercised (if applicable) at or before the effective time of the transaction;
•	arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by us;

•	cancel or arrange for the cancellation of the stock award, to the extent not vested or not exercised before the effective time of the transaction, in exchange for a cash payment, if any; or
•

make a payment in any form determined by our Board of Directors equal to the excess, if any, of (A) the value of the property the participant would have received on exercise of the award immediately before the effective time of the transaction, over (B) any exercise price payable by the participant in connection with the exercise.

The plan administrator is not obligated to treat all stock awards or portions of stock awards in the same manner and is not obligated to take the same actions with respect to all participants.

Under the 2019 Plan, a corporate transaction is generally the consummation of: (i) a sale of all or substantially all of our assets; (ii) the sale or disposition of more than 50% of our outstanding securities; (iii) a merger or consolidation where we do not survive the transaction; or (iv) a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding immediately before such transaction are converted or exchanged into other property by virtue of the transaction.

Change in Control. In the event of a change in control, the plan administrator may take any of the above-mentioned actions. Awards granted under the 2019 Plan may be subject to additional acceleration of vesting and exercisability upon or after a change in control as may be provided in the applicable stock award agreement or in any other written agreement between us or any affiliate and the participant, but in the absence of such provision, no such acceleration will automatically occur. Under the 2019 Plan, a change in control is generally: (i) the acquisition by any person or company of more than 50% of the combined voting power of our then outstanding stock; (ii) a merger, consolidation or similar transaction in which our stockholders immediately before the transaction do not own, directly or indirectly, more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity) in substantially the same proportions as their ownership immediately prior to such transaction; (iii) a sale, lease, exclusive license or other disposition of all or substantially all of our assets other than to an entity more than 50% of the combined voting power of which is owned by our stockholders in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such transaction; (iv) a complete dissolution or liquidation of the company; or (v) when a majority of our Board of Directors becomes comprised of individuals who were not serving on our Board of Directors on the date of the underwriting agreement related to our initial public offering, or the incumbent board, or whose nomination, appointment, or election was not approved by a majority of the incumbent board still in office.

Plan Amendment or Termination. Our Board of Directors has the authority to amend, suspend, or terminate our 2019 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date our Board of Directors adopts our 2019 Plan. No stock awards may be granted under our 2019 Plan while it is suspended or after it is terminated.

2016 Equity Incentive Plan

General. Our Board of Directors adopted and our stockholders approved our 2016 Plan in September 2016. We have subsequently amended our 2016 Plan in January 2017 and July 2018, the purpose of which was to increase the number of shares available for issuance under our 2016 Plan. Our stockholders approved the amendment in January 2017 and August 2018, respectively. The 2016 Plan was terminated immediately prior to our initial public offering in connection with our adoption of our 2019 Plan; however, awards outstanding under our 2016 Plan continue in full effect in accordance with their existing terms.

Share Reserve. 18,444,444 shares of our common stock were reserved for issuance under our 2016 Plan. As of December 31, 2019, options to purchase 6,180,090shares of common stock, at exercise prices ranging from $0.86 to $10.40 per share, or a weighted-average exercise price of $3.67 per share, and 231,668 shares of restricted common stock were outstanding that were subject to repurchase rights under our 2016 Plan.

Administration. Our Board of Directors administers our 2016 Plan. Our Board of Directors has full authority and discretion to take any actions it deems necessary or advisable for the administration of our 2016 Plan. Our Board of Directors may modify, extend or renew outstanding option or may accept the cancellation of outstanding options (whether granted by us or another issuer) in return for the grant of new options for the same or a different number of shares and at the same or a different exercise price.

Types of Awards. Our 2016 Plan provides for the grant of incentive stock options and nonstatutory stock options to purchase shares of our common stock, restricted stock awards and other stock-based awards to employees, members of our Board of Directors and consultants. Incentive stock options may be granted only to employees.

Options. The exercise price of options granted under our 2016 Plan may not be less than 100% (or 110% in the case of incentive stock options granted to certain stockholders) of the fair market value of our common stock on the grant date. Options expire at the time determined by the administrator, but in no event more than 10 years after they are granted, and generally expire earlier if the optionholder’s service terminates.

Change of Control. Unless otherwise expressly provided in the applicable award agreement governing an award, upon a change of control, our Board of Directors (or a committee thereof) may:

•	accelerate the vesting or lapse of restrictions with respect to, all or any portion of an award;
•

cancel an award for a cash payment equal to the value of the consideration to be paid in the change of control transaction to holders of the same number of shares of common stock and, in the case of options, less the subject to the options over the aggregate exercise price;

•	continue, assume or substitute award; or
•	cancel an appreciation award for no consideration if the exercise price is greater than the value of an underlying share of our common stock in the transaction.

In general, a “change of control” means: (i) the acquisition of the company by another entity by means of any transaction or series of related transactions, unless our stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity; (ii) a change in control of two-thirds of our Board of Directors; or (iii) a sale of all or substantially all of our assets, subject to certain exceptions.

Transferability. A participant may not transfer stock awards under our 2016 Plan other than by will, the laws of descent and distribution, or as otherwise provided under our 2016 Plan.

Plan Amendment or Termination. Our Board of Directors has the authority to amend, suspend or terminate our 2016 Plan, provided that such action is approved by our stockholders to the extent stockholder approval is necessary. As described above, our 2016 Plan terminated upon the effective date of our 2019 Plan.

2019 Employee Stock Purchase Plan

Our Board of Directors adopted, and our stockholders approved, our 2019 Employee Stock Purchase Plan, or ESPP, in 2019. The ESPP became effective upon the closing of our initial public offering in October 2019. The purpose of the ESPP is to secure the services of new employees, to retain the services of existing employees, and to provide incentives for such individuals to exert maximum efforts toward our success and that of our affiliates. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code for U.S. employees. In addition, we may make grants of purchase rights that do not comply with Section 423 of the Code (“Non-423 Grants”).

Share Reserve. The ESPP authorizes the issuance of 1,280,000 shares of our common stock under purchase rights granted to our employees or to employees of any of our designated affiliates. The number of shares of our common stock reserved for issuance will automatically increase on January 1 of each calendar year, beginning on January 1, 2020 through January 1, 2029, by the lesser of (i) 1% of the total number of shares of our common stock outstanding on the last day of the calendar month before the date of the automatic increase and (ii) 2,700,000 shares; provided that before the date of any such increase, our Board of Directors may determine that such increase will be less than the amount set forth in clauses (i) and (ii). As of the date hereof, no shares of our common stock have been purchased under the ESPP.

Administration. Our Board of Directors administers the ESPP and may delegate its authority to administer the ESPP to our Compensation Committee, which may further delegate its authority to administer the ESPP to a subcommittee. The ESPP is implemented through a series of offerings under which eligible employees are granted purchase rights to purchase shares of our common stock on specified dates during such offerings. Under the ESPP, we may specify offerings with durations of not more than 27 months, and may specify shorter purchase periods within each offering. The administrator will establish for each offering, one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. An offering under the ESPP may be terminated under certain circumstances.

Payroll Deductions. Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings (as defined in the ESPP) for the purchase of our common stock under the ESPP. Unless otherwise determined by our Board of Directors, common stock will be purchased for the accounts of employees participating in the ESPP at a price per share that is at least the lesser of (i) 85% of the fair market value of a share of our common stock on the first date of an offering or (ii) 85% of the fair market value of a share of our common stock on the date of purchase.

Limitations. Employees may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by our Board of Directors, including: (i) being customarily employed for more than 20 hours per week; (ii) being customarily employed for more than five months per calendar year; or (iii) continuous employment with us or one of our affiliates for a period of time (not to exceed two years). No employee may purchase shares under the ESPP at a rate in excess of $25,000 worth of our common stock based on the fair market value per share of our common stock at the beginning of an offering for each calendar year such a purchase right is outstanding. Finally, no employee will be eligible for the grant of any purchase rights under the ESPP if immediately after such rights are granted, such employee has voting power over 5% or more of our outstanding capital stock measured by vote or value under Section 424(d) of the Code. The Board of Directors may exclude employees from receiving Non-423 Grants if the Board of Directors determines that these grants would not be practical or advisable.

Changes to Capital Structure. In the event that there occurs a change in our capital structure that affects the shares of our stock subject to the ESPP through such actions as a stock split, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or similar transaction, the Board of Directors will make appropriate adjustments to: (i) the class(es) and maximum number of shares reserved under the ESPP; (ii) the class(es) and maximum number of shares by which the share reserve may increase automatically each year; (iii) the class(es) and number of shares subject to and purchase price applicable to outstanding offerings and purchase rights; and (iv) the class(es) and number of shares that are subject to purchase limits under ongoing offerings.

Corporate Transactions. In the event of certain significant corporate transactions, any then-outstanding rights to purchase our stock under the ESPP may be assumed, continued, or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue, or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of our common stock within 10 business days before such corporate transaction, and such purchase rights will terminate immediately.

Under the ESPP, a corporate transaction is generally the consummation of: (i) a sale of all or substantially all of our assets, as determined by the board; (ii) the sale or disposition of more than 50% of our outstanding securities; (iii) a merger or consolidation where we do not survive the transaction; and (iv) a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding immediately before such transaction are converted or exchanged into other property by virtue of the transaction.

ESPP Amendment or Termination. Our Board of Directors has the authority to amend or terminate our ESPP, provided that except in certain circumstances such amendment or termination may not materially impair any outstanding purchase rights without the holder’s consent. We will obtain stockholder approval of any amendment to our ESPP as required by applicable law or listing requirements.

Health and Welfare and Retirement Benefits; Perquisites

Health and Welfare Benefits and Perquisites

All of our current named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, disability and life insurance plans, in each case on the same basis as all of our other employees. We generally do not provide perquisites or personal benefits to our named executive officers, except in limited circumstances, such as the housing allowance provided to Dr. Virgin, as described above under “—Agreements with Named Executive Officers—Agreement with Herbert (Skip) Virgin, M.D., Ph.D.”

401(k) Plan

Our named executive officers are eligible to participate in a defined contribution retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation on a pre-tax or after-tax (Roth) basis, up to the statutorily prescribed annual limits on contributions under the Code. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. We currently match 100% of employee contributions of the first three percent of compensation, and 50% of contributions on the next two percent of compensation. Employees are immediately and fully vested in all contributions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan (except for Roth contributions) and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan. Our Board of Directors may elect to adopt qualified or nonqualified benefit plans in the future, if it determines that doing so is in our best interests.

Director Compensation

The table below shows for the fiscal year ended December 31, 2019 certain information with respect to the compensation of all of our non-employee directors, including our Executive Chairman.

Director Compensation for Fiscal 2019

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)(2)	All Other Compensation ($)	Total ($)
Vicki Sato, Ph.D.	45,040	1,222,757	—	1,267,797
Kristina Burow	10,263	—	—	10,263
Thomas Daniel, M.D.(3)	23,917	—	—	23,917
Klaus Frueh, Ph.D. (4)	27,661	—	150,000	177,661
Robert More	13,387	—	—	13,387
Robert Nelsen	10,040	—	—	10,040
Dipchand Nishar	10,040	—	—	10,040
Robert Perez	39,239	320,428	—	359,667
Phillip Sharp, Ph.D.	37,454	320,428	—	357,882
Saira Ramasastry	16,060	537,603	—	553,663

(1)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during fiscal year 2019 computed in accordance with ASC 718.  For a discussion of valuation assumptions, see Note 12 “Stock-Based Awards” to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.  These amounts do not reflect the actual economic value that will be realized by our non-employee directors upon the vesting of the stock options, the exercise of the stock options or the sale of the common stock underlying such stock options.

(2)

The following table provides information regarding the number of shares of common stock underlying stock options granted to our non-employee directors that were outstanding as of December 31, 2019 and the number of shares of restricted common stock granted to our non-employee directors that were subject to our repurchase rights as of December 31, 2019.

Name	Option Awards Outstanding at Year-End (#)	Stock Awards Outstanding at Year-End Subject to Repurchase Rights (#)
Vicki Sato, Ph.D.	225,265	325,600
Kristina Burow	—	—
Thomas Daniel, M.D.	42,377	—
Klaus Frueh, Ph.D.	42,377	66,667
Robert More	—	—
Robert Nelsen	—	—
Dipchand Nishar	—	—
Robert Perez	64,599	—
Phillip Sharp, Ph.D.	48,119	—
Saira Ramasastry	57,777	—

(3)	Dr. Daniel resigned from our Board in September 2019.
(4)	Dr. Frueh resigned from our Board in October 2019.

Non-Employee Director Compensation Policy

In October 2017, our board of directors adopted a compensation policy applicable to all of our non-employee directors that are not affiliated with our stockholders. This compensation policy provided that each such director would receive annual cash compensation of $35,000 for service on our board of directors. We have reimbursed our non-employee directors for direct expenses incurred in connection with attending meetings of our board of directors or its committees, and occasionally granted stock options and restricted stock.

In addition, in 2016 we entered into a non-executive chairman agreement with Dr. Sato pursuant to which Dr. Sato agreed to serve as the chairman of the Board, act as a liaison between our senior management and the Board and advise our senior management on company operations. The agreement was terminated in September 2019. In addition, Dr. Sato is eligible to receive any cash fees payable to non-employee directors generally as determined by the Board from time to time, and was eligible for a grant of 1,907,555 restricted shares of common stock. Pursuant to this agreement, on January 6, 2017, Dr. Sato was granted 1,621,422 shares of restricted stock. 476,889 of these shares vested on August 1, 2017 and the remainder of the shares are eligible to vest in 29 equal monthly installments thereafter, provided that 100% of the unvested shares are eligible to vest in full upon a change in control (as defined in the 2016 Plan), in each case subject to her continued service through the vesting dates. In addition, on January 6, 2017, Dr. Sato purchased 286,133 shares of restricted stock at the then-current fair market value of $0.86 per share pursuant to a promissory note, subject to our right to repurchase the shares upon termination of her service for any reason at a purchase price equal to the lesser of fair market value or the amount Dr. Sato paid for the shares that lapses in seven equal monthly installments beginning February 1, 2020 and ending on August 1, 2020, provided that the repurchase right lapses as to all of the shares upon a change in control (as defined in the 2016 Plan), subject to her continued service through the vesting dates. Dr. Sato’s chairman agreement also provided that, if following the closing of our Series B convertible preferred stock financing, Dr. Sato’s ownership was greater than a 2% ownership of our company, then she would be required to automatically forfeit such number of shares causing her ownership to exceed 2%, and if her ownership was less than 2%, then she was entitled to an additional grant of restricted stock equal to such number of shares that would result in an ownership of 2%. Our Series B convertible preferred stock financing closed in January 2019 causing Dr. Sato’s ownership to be reduced to below 2%, and in March 2019, Dr. Sato was granted an option to purchase 160,666 shares of our common stock that vest as follows: 25% on August 1, 2018 and the remainder in 36 equal monthly installments thereafter, subject to Dr. Sato’s continued employment through each such date. Dr. Sato and our board of directors each approved Dr. Sato receiving the stock option grant in lieu of the grant of restricted stock, in full satisfaction of the above.

In August 2019, our Board of Directors approved a new non-employee director compensation policy that took effect in October 2019. Under this policy, each of our non-employee directors are paid a cash retainer for service on the Board of Directors and an additional cash retainer for service on each committee on which the director is a member. The chairperson of each committee receives a higher retainer than other members of each committee for such service. These retainers are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment is prorated for any portion of such quarter that the director is not serving on our Board of Directors. No retainers were paid in respect of any period prior to the completion of our initial public offering in October 2019. The retainers to be paid to non-employee directors for service on the Board of Directors and for service on each committee of the Board of Directors on which the director is a member under this new policy are as follows:

Name	Annual Service Retainer	Chairperson Retainer (Inclusive of Annual Service Retainer)
Board of Directors	$40,000	$70,000
Audit Committee	$8,000	$16,000
Compensation Committee	$6,000	$12,000
Nominating and Corporate Governance Committee	$5,000	$10,000

In addition, under our new non-employee director compensation policy each non-employee director newly elected or appointed to our Board of Directors will receive an option to purchase 57,777 shares of our common stock on the first trading day on or after his or her election or appointment to our Board of Directors. One-third of the shares subject to each such stock option will vest on the one-year anniversary of such director’s initial election or appointment and thereafter the remainder of the shares subject to each such stock option will vest monthly over a two-year period, subject to the director’s continued service as a director. Further, on the first market trading day after each annual meeting of stockholders, each non-employee director that continues to serve as a non-employee member on our Board of Directors will receive an option to purchase 28,888 shares of our common stock. The shares subject to each such stock option will vest in full on the one-year anniversary of the grant date, subject to the director’s continued service as a director. Accordingly, we expect to grant an aggregate of 231,104 options to our non-employee directors on May 21, 2020, the first trading day after our annual meeting. The exercise price of all options will equal the fair market value of our common stock on the date of grant. The options granted pursuant to our non-employee director compensation policy will be granted under the 2019 Plan and will vest in full upon the occurrence of a change in control (as defined in the 2019 Plan) prior to the termination of the director’s continuous service.

We also reimburse each non-employee director for travel expenses incurred in connection with attending each board or committee meeting. This policy is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information subject to compliance with the terms of our insider trading policy.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2019.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(#)	Weighted-average exercise price of outstanding options, warrants and rights (b)($)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(#)
Equity compensation plans approved by security holders:
2016 Equity Incentive Plan	6,180,090	$3.67	—	(1)
2019 Equity Incentive Plan	1,006,208	$14.96	4,866,468	(2)
2019 Employee Stock Purchase Plan	—	—	1,280,000	(3)
Equity compensation plans not approved by security holders	—	—	—
Total	7,186,298		6,146,468

(1)

Following the adoption of the 2019 Plan, no additional stock awards will be granted under the 2016 Plan.  Any shares becoming available under the 2016 Plan by repurchase, forfeiture, expiration or cancellation will become available for grant under the 2019 Plan.

(2)

The number of shares of common stock reserved for issuance under the 2019 Plan will automatically increase on January 1 of each year, beginning on January 1, 2020 and continuing through and including January 1, 2029, by 5% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our Board. Pursuant to the terms of the 2019 Plan, an additional 5,486,220 shares were added to the number of available shares effective January 1, 2020.

(3)

The number of shares of common stock reserved for issuance under the ESPP will automatically increase on January 1 of each year, beginning on January 1, 2020 and continuing through and including January 1, 2029, by the lesser of (i) 1% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, (ii) 2,700,000 shares or (iii) such lesser number of shares determined by our Board. Pursuant to the terms of the ESPP, an additional 1,097,244 shares were added to the number of available shares effective January 1, 2020.

Transactions With Related Persons

Related-Person Transactions Policy and Procedures

In October 2019, we adopted a written related party transactions policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related party transactions. For purposes of this policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any related person are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, consultant or director are not considered related-person transactions under this policy. A “related person” is any executive officer, director, nominee to become a director or a holder of more than 5% of our capital stock, or any affiliate or member of the immediate family of the foregoing.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our Nominating and Corporate Governance Committee or, where review by our Nominating and Corporate Governance Committee would be inappropriate due to a conflict of interest, to another independent body of our Board of Directors, for review. The presentation must include a description of, among other things, all of the parties, the direct and indirect interests of the related persons, the purpose of the transaction, the material facts, the benefits of the transaction to us and whether any alternative transactions are available, an assessment of whether the terms are comparable to the terms available from unrelated third parties and management’s recommendation. To identify related-party transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, our Nominating and Corporate Governance Committee or another independent body of our Board of Directors takes into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;
•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•	the terms of the transaction;
•	the availability of other sources for comparable services or products; and
•	the terms available to or from, as the case may be, unrelated third parties under the same or similar circumstances.

All of the transactions described in this section were entered into prior to the adoption of this policy. Although a written policy for the review and approval of transactions with related persons was not in place prior to our initial public offering in October 2019, our Board of Directors has historically reviewed and approved any transaction where a director or officer had a financial interest, including the transactions described above. Prior to approving such a transaction, the material facts as to a director’s or officer’s relationship or interest in the agreement or transaction were disclosed to our Board of Directors. Our Board of Directors considered this information when evaluating the transaction and in determining whether such transaction was fair to us and in the best interest of all our stockholders.

Certain Related Party Transactions

The following includes a summary of transactions with related persons since January 1, 2019 to which we have been a party and in which the amount involved in the transaction exceeded $120,000:

Series B Convertible Preferred Stock Financing

In January 2019, we issued an aggregate of 18,202,213 shares of Series B convertible preferred stock at $18.00 per share for gross proceeds of $327.6 million in two closings pursuant to an Amended and Restated Series A-1 and Series B Preferred Stock Purchase Agreement. Both closings occurred in January 2019.

The table below sets forth the number of shares of our Series B convertible preferred stock purchased by our executive officers, directors, holders of more than 5% of our capital stock and their affiliated entities or immediate family members. Each share of Series B convertible preferred stock in the table below converted into one share of our common stock upon the completion of our initial public offering.

Name	Series B Convertible Preferred Stock (#)	Aggregate Cash Purchase Price ($)
Entities affiliated with ARCH Venture Partners (1)	2,777,777	50,000,000
SVF Endurance (Cayman) Limited (2)	6,111,111	110,000,000
Alta Partners NextGen Fund I, L.P. (3)	277,777	5,000,000

(1)

Ms. Burow and Mr. Nelsen, members of our Board of Directors, were designated to our Board in 2016 by ARCH Venture Fund IX, L.P. (“ARCH IX”), which is an affiliate of ARCH Venture Fund IX Overage, L.P. (“ARCH Overage”), and their affiliated funds. ARCH Venture Partners IX, L.P. (“ARCH IX LP”), is the sole general partner of ARCH IX, and ARCH IX Overage LP is the sole general partner of ARCH Overage. Mr. Nelsen is a managing director of ARCH Venture Partners IX, LLC (“ARCH IX LLC”), the sole general partner of ARCH IX LP and ARCH IX Overage LP. Ms. Burow holds an interest in each of ARCH IX LP and ARCH IX Overage LP. Dr. Daniel, a former member of our Board of Directors, is a venture partner of ARCH, which is an affiliate of ARCH IX and ARCH Overage, and their affiliated funds. Dr. Parrish, our Chief Business Officer, is a venture partner of ARCH, which is an affiliate of ARCH IX and ARCH Overage, and their affiliated funds.

(2)

SVF Endurance (Cayman) Limited is a wholly owned subsidiary of SoftBank Vision Fund (AIV M1) L.P. (“SVF”). Mr. Nishar, a member of our Board of Directors, was designated to our Board in 2017 by SVF. Mr. Nishar is Senior Managing Partner at SoftBank Investment Advisers, an affiliate of SVF.

(3)

Mr. More, a member of our Board of Directors, is a managing director of Alta Partners NextGen Fund I Management, LLC (“APNG I Management”). APNG I Management is the general partner of Alta Partners NextGen Fund I, L.P.

Relationships with Klaus Frueh

In June 2016, we entered into a consulting agreement with Klaus Frueh, Ph.D., a former member of our Board of Directors and a stockholder, pursuant to which Dr. Frueh agreed to provide certain consulting, advisory and related services within the field of immune programming on an exclusive basis, in exchange for a consulting fee of $150,000 per year. Unless we terminate the agreement earlier, the consulting agreement will terminate in September 2021. We paid Dr. Frueh an aggregate of $150,000 pursuant to the consulting agreement during 2019.

Investors’ Rights, Management Rights, Voting and Co-Sale Agreements

In connection with our convertible preferred stock financings, we entered into investors’ rights, management rights, voting and right of first refusal and co-sale agreements containing registration rights, information rights, rights of first offer, voting rights and rights of first refusal, among other things, with certain holders of our capital stock. The holders of more than 5% of our capital stock that are party to these agreements are entities affiliated with ARCH Venture Partners and SVF. In connection with our acquisition of TomegaVax, former stockholders of TomegaVax became parties to the investors’ rights, voting and right of first refusal and co-sale agreements. Our directors who are parties to these agreements are Dr. Frueh, who resigned from our Board in October 2019, and Mr. More.

These stockholder agreements terminated upon the closing of our initial public offering in October 2019, except for the registration rights granted under our investors’ rights agreement, which will terminate upon the earliest of (1) the closing of a deemed liquidation event, as defined in our amended and restated certificate of incorporation as currently in effect; (2) with respect to each stockholder, the date when such stockholder can sell all of its registrable shares without limitation during a three-month period without registration pursuant to Rule 144 of the Securities Act (“Rule 144”), or another similar exemption under the Securities Act; and (3) five years after the completion of our initial public offering.

Certain Loan Transactions

In January 2017, we issued two promissory notes to Dr. Scangos, our President, Chief Executive Officer and a member of our Board of Directors, and Vicki Sato, Ph.D., Chairman of our Board of Directors, for principal amounts of $2.9 million and $0.2 million, respectively, with an interest rate of 1.97% per annum, to allow Dr. Scangos and Dr. Sato to purchase 3,338,222 shares and 286,133 shares of our restricted stock, respectively, pursuant to their respective restricted stock purchase agreements. The principal and accrued interest outstanding on each of these promissory notes was approximately $3.0 million and $0.3 million for Dr. Scangos and Dr. Sato, respectively, as of July 31, 2019. These loans were repaid in full in August 2019.

Employment of an Immediate Family Member

Jennifer Scangos, the daughter of Dr. Scangos, our President, Chief Executive Officer and a member of our Board of Directors, is employed by us as a legal counsel. For the year ended December 31, 2019, Ms. Scangos earned $139,000 and $24,325 respectively, in base salary and bonus, which was in line with compensation we pay to employees in similar roles. Ms. Scangos’s 2020 base salary and bonus opportunity are $152,000and $26,600, respectively. Ms. Scangos has received and continues to be eligible to receive equity awards and benefits on the same general terms and conditions as applicable to unrelated employees in similar positions.

Collaboration with Brii Biosciences

In May 2018, we entered into an option and license agreement with Brii Bio Parent and Brii Bio, pursuant to which we granted, and were granted, an exclusive option with respect to up to four collaboration programs for the development and commercialization of therapeutic products for infectious diseases. Dr. Scangos, our President, Chief Executive Officer and a member of our Board of Directors, and Mr. Nelsen, a member of our Board of Directors, served at the time and currently serve as directors of Brii Bio Parent and Brii Bio. We agreed to pay Brii Bio an option exercise fee for each licensed Brii Bio program up to $50.0 million, and milestone payments and royalties for net sales of licensed products in the United States arising from the selected collaboration programs. Brii Bio agreed to pay us an option exercise fee for each licensed Vir program up to $20.0 million, and milestone payments and royalties for net sales of licensed products in greater China arising from the selected collaboration programs.

Other Transactions

We have entered into offer letter agreements with our executive officers that, among other things, provide for certain compensatory and change in control benefits, as well as severance benefits. For a description of these agreements with our named executive officers, see the section titled “Agreements with Named Executive Officers.”

We have also granted stock options and restricted stock to our executive officers and certain of our directors. For a description of these equity awards, see the section titled “Executive Compensation.”

Indemnification Agreements

We have entered into indemnification agreements with each of our current directors and executive officers. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by applicable law.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Company stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify us or your broker. Direct your written request to Vir Biotechnology, Inc., Secretary, 499 Illinois Street, Suite 500, San Francisco, California 94158. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Howard Horn

Secretary

April 6, 2020

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2019 is available without charge upon written request to: Secretary, Vir Biotechnology, Inc., 499 Illinois Street, Suite 500, San Francisco, California 94158.

VIR BIOTECHNOLOGY, INC. 499 ILLINOIS STREET, SUITE 500 SAN FRANCISCO, CA 94158 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  D07048-P38486 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY VIR BIOTECHNOLOGY, INC. The Board of Directors recommends you vote FOR the following: To elect the following Class I Director Nominees: Nominees: For Withhold 1a. Kristina Burow 1b. Robert More 1c. Vicki Sato, Ph.D. The Board of Directors recommends you vote FOR the following proposal: 2. Ratification of selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2020. For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D07049-P38486 VIR BIOTECHNOLOGY, INC. Annual Meeting of Stockholders May 20, 2020 10:00 AM PT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) George Scangos, Ph.D. and Howard Horn, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of VIR BIOTECHNOLOGY, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, PT on May 20, 2020, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and in the discretion of the proxyholders on any other matter that properly comes before the meeting. Continued and to be signed on reverse side